CERTIFICATE OF DESIGNATION
of
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
IMH FINANCIAL CORPORATION

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, being the President of IMH FINANCIAL CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on April [•], 2011, adopted the following resolutions creating and authorizing the issuance of a new series of the Corporation’s Preferred Stock, par value $0.01 per share (the “Preferred Stock”) in the Corporation designated as “Series A Cumulative Convertible Preferred Stock” with (a) the designations, powers, preferences and privileges, (b) the relative, participating, optional or other special rights and (c) the qualifications, limitations or restrictions, set forth in this Certificate of Designation, as amended from time to time (this “Certificate of Designation”):

WHEREAS, pursuant to that certain Loan Agreement, dated April [•], 2011 (the “Loan Date”) (as amended, restated, replaced, supplemented or otherwise modified from time to time in writing by the parties thereto, the “Loan Agreement”), between NWRA Ventures I, LLC, as lender (“Lender”), and the Corporation and certain of the Subsidiaries, collectively as borrower (“Borrower”), Lender has made a loan to Borrower in the original principal amount of $50,000,000 (the “Loan”), which Loan is evidenced by that certain Promissory Note dated as of the Loan Date, made by Borrower to Lender (as amended, restated. replaced, supplemented or otherwise modified from time to time in writing by the parties thereto, the “Promissory Note”);

WHEREAS, the Corporation contemplates issuing up to $10,0000,000 aggregate principal amount of secured convertible notes (the “Notes”) in a rights offering registered with the SEC, which Notes shall have substantially similar economic terms as the Promissory Note and be governed by the terms of an indenture (the “Indenture”);

WHEREAS, pursuant to, and subject to, the Loan Agreement and the Indenture, the Lender may convert the Promissory Note into shares of the Corporation’s Series A Cumulative Convertible Preferred Stock (the “Loan Conversion”) and the Notes will be converted into the Corporation’s Series A Cumulative Convertible Preferred Stock contemporaneously with the Loan Conversion, if any;

WHEREAS, the obligations of the Corporation under this Certificate of Designation are (i) secured by the Negative Pledge Agreement, the Mezzanine Pledge Agreement, and the Guaranty of Borrower Obligations and (ii) subject to the Cash Management Agreement and Environmental Indemnity (collectively, the “Security Documents”); and

WHEREAS, except as otherwise provided herein, this Certificate of Designation shall not be effective until the date of the Loan Conversion.

RESOLVED, the terms of the Series A Cumulative Convertible Preferred Stock of the Corporation are as set forth below:

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

1.
NUMBER OF SHARES AND DESIGNATION; EFFECTIVE TIME OF THIS CERTIFICATE OF DESIGNATION. Seven Million Eight Hundred Seventy-Eight Thousand Seven Hundred Ten (7,878,710) of the 100,000,000 authorized shares of Preferred Stock are designated as shares of “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”); provided, however, that such number of shares shall be increased or reduced to reflect the amount of share finally issued in connection with the Loan Conversion and the conversion of the Notes into Series A Preferred Stock.  This Certificate of Designation shall not be effective until the date of the Loan Conversion (the “Series A Original Issue Date”), except with respect to the Conversion Price adjustment provisions in Section 6 hereof.

2.
RANKING.  Except to the extent that the Preferred Directors (as defined below) consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 2.1.22 of Schedule 2 hereof, all shares of capital stock of the Corporation shall be junior in rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event or Deemed Liquidation Event (such junior stock is referred to herein collectively as “Junior Stock”).  The designations, rights, powers, preferences and privileges of all such shares of capital stock of the Corporation shall be subject to the designations, rights, powers, preferences and privileges of the shares of Series A Preferred Stock.  Without limiting any other provision of this Certificate of Designation, without the prior written consent of the Preferred Directors, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is of (i) senior rank to the shares of Series A Preferred Stock in respect of the preferences as to dividends, distributions or payments upon a Liquidation Event or Deemed Liquidation Event (collectively, the “Senior Preferred Stock”) or (ii) pari passu rank to the shares of Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon a Liquidation Event or Deemed Liquidation Event (collectively, the “Parity Stock”).

3.	DIVIDENDS.

(a)
From and after the Series A Original Issue Date (or, if additional shares of Series A Preferred Stock are issued after the Series A Original Issue Date, the date of such issuance (such later issuance date, the “Subsequent Issuance Date”), each holder of a share of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends out of funds legally available (“Dividends”) per share equal to seventeen percent (17%) of the Original Price per annum, which rate shall increase by five percent (5%) of the Original Price per annum immediately upon the occurrence of a Default Event (in either event, as applicable, the “Applicable Rate”). Dividends on each share of Series A Preferred Stock shall be payable (i) in arrears when, as and if declared by the Board (ii) accrue daily at the Applicable Rate, (iii) commence accruing on the Series A Original Issue Date (or for shares issued on a Subsequent Issuance Date, the applicable Subsequent Issuance Date), compounded quarterly and (iv) be computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day calendar year; provided, however, that:

(i)
if the Series A Original Issue Date occurs within the first two (2) quarters following the Loan Date, absent a Default Event, Dividends accrued in such first two (2) quarters shall be payable when, as and if declared by the Board on each outstanding share of Series A Preferred Stock quarterly in shares of Series A Preferred Stock in an amount equal to four point twenty-five percent (4.25%) of the Original Price, which new shares shall be valued at the Conversion Price in effect as of the last day of each such previous quarter; and

(ii)
after the first two quarters following the Loan Date, absent a Default Event, Dividends shall be payable when, as and if declared by the Board on each outstanding share of Series A Preferred Stock quarterly as follows: (x) cash in an amount equal to three percent (3.00%) of the Original Price, plus (y) shares of Series A Preferred Stock in an amount equal to one point twenty-five percent (1.25%) of the Original Price, which new shares shall be valued at the Conversion Price in effect as of the last day of each such previous quarter.

(b)
Dividends on the Series A Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared; provided, however, that, if a Default Event has occurred, unless and until Holders exercise their redemption right hereunder and are redeemed pursuant to Section 8(a), Dividends at the rate stated in clauses (a)(i) or (a)(ii), as applicable, shall be payable quarterly in cash.

(c)
Except as set forth in Section 2.1.14 of Schedule 2, no dividend may be paid on the Common Stock during any fiscal year unless all accrued dividends on the Series A Preferred Stock have been paid in full in accordance with Section 3(a) above; provided, however, that notwithstanding the foregoing, provided no Default Event has occurred (other than the non-payment of Dividends), the Board may authorize quarterly dividends on the Common Stock of up to one percent (1.0%) per annum of the net book value of the Common Stock determined as of  December 31 of the immediately preceding fiscal year, pro-rated for any portion of a year in which dividends may not be paid, for up to eight (8) quarters following the Loan Date, whether or not Dividends are paid on the Series A Preferred Stock, as follows:

(i)     the amount of dividends that may be authorized on the Common Stock in 2011 shall be based on the net book value of the Common Stock determined as of December 31, 2010, pro rated based on the actual number of days in 2011 subsequent to the Loan Date;

(ii)   the amount of dividends that may be authorized on the Common Stock in 2012 shall be based on the net book value of the Common Stock determined as of December 31, 2011; and

(iii)  the amount of dividends that may be authorized on the Common Stock in 2013 shall be based on the net book value of the Common Stock determined as of December 31, 2012, pro rated based on the actual number of days in 2013 during which dividends on the Common Stock are permitted pursuant to this Section 3(c).

For the avoidance of doubt, amounts that are allowed for the payment of dividends on the Common Stock pursuant to this Section 3(c) in any one year may not be carried forward to subsequent years and such amounts must be paid to holders of Common Stock before the end of the quarter immediately following the quarter in which the such dividend was authorized.  Notwithstanding the foregoing, the amount of dividends that may be authorized on the Common Stock pursuant to this Section 3(c) shall be reduced by the amount of dividends authorized on the Common Stock during the period between the Loan Date and the Series A Original Issue Date.

(d)	The payment of Dividends by the Corporation shall also be subject to the restrictions set forth in Section 2.1.14 of Schedule 2.

4.	LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)
Preferential Payments to Holders.  In the event of a Liquidation Event or a Deemed Liquidation Event for which the Corporation receives from the Lead Investor a Deemed Liquidation Event Redemption Request (as defined below), the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Preferred Stock upon such Liquidation Event or Deemed Liquidation Event, but before any payment shall be made to the holders of any Junior Stock, an amount per share equal to one hundred and fifteen percent (115%) of the Original Price, plus any Dividends accrued and unpaid thereon (“Liquidation Preference”).  If upon any such Liquidation Event or a Deemed Liquidation Event for which the Corporation has received a Deemed Liquidation Event Redemption Request, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock pursuant to this Certificate of Designation shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full amount to which the Holders of shares of Series A Preferred Stock shall be entitled, the Holders of shares of Series A Preferred Stock and the holders of any Parity Stock shall share ratably in any distribution of the remaining assets of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. To the extent necessary, the Corporation shall cause such actions to be taken by any of the Subsidiaries so as to enable, to the maximum extent permitted by law, the net proceeds of a Liquidation Event or Deemed Liquidation Event for which the Corporation has received a Deemed Liquidation Event Redemption Request to be distributed to the Holders in accordance with this Section 4(a). All the preferential amounts to be paid to the Holders under this Section 4(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the assets of the Corporation available for distribution to the holders of Junior Stock in connection with a Liquidation Event as to which this Section 4 applies.  The aggregate amount which a Holder is entitled to receive under this Section 4(a) is hereinafter referred to as the “Series A Liquidation Amount.”

(b)
Distribution of Remaining Assets.  Upon a Liquidation Event or Deemed Liquidation Event for which the Corporation has received a Deemed Liquidation Event Redemption Request, after the payment of the Liquidation Preference required to be paid to the Holders as set forth in Section 4(a) above, the Holders will not be entitled to any further participation in any distribution of the remaining assets of the Corporation as Holders of shares of Series A Preferred Stock.

(c)
Additional Rights. In the event the requirements of this Section 4 are not complied with by the Corporation, the Corporation shall forthwith either (i) cause such Liquidation Event or Deemed Liquidation Event to be postponed until such time as the requirements of this Section 4 have been complied with; or (ii) cancel such Liquidation Event or Deemed Liquidation Event, in which event the designations, rights, powers, preferences and privileges of the Holders shall revert to and be the same as such designations, rights, powers, preferences and privileges existing in this Certificate of Designation immediately prior to the Liquidation Event or Deemed Liquidation Event.

(d)	Deemed Liquidation Events. The effectuation of a transaction (or series of transactions), including, without limitation, each of the following events shall be considered a “Deemed Liquidation Event”:

(i)	a merger or consolidation in which

(1)	the Corporation is a constituent party, or

(2)	a Subsidiary, other than Infinet, is a constituent party and the Corporation or such Subsidiary issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, however, for the purpose of this Section 4(d), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(ii)      the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiaries (other than Infinet) of all or substantially all the assets of the Corporation and the Subsidiaries (other than Infinet) taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries (other than Infinet) if substantially all of the assets of the Corporation and the Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries (other than Infinet), except where such sale, lease, transfer or other disposition is to a wholly owned Subsidiary; or

(iii)     more than fifty percent (50%) of the Common Stock is disposed of to a single Person or group of affiliated Persons (other than by means of a conversion of shares of Series A Preferred Stock), except if such sale is to a Holder or any Affiliate of a Holder.

(e)
Notice of Deemed Liquidation Event; Deemed Liquidation Event Redemption Request.  The Corporation shall provide the Lead Investor with at least twenty (20) Business Days prior written notice of a Deemed Liquidation Event (the “Deemed Liquidation Event Notice”).  Upon the receipt of Deemed Liquidation Event Notice (or upon such Deemed Liquidation Event if the Corporation fails to provide such Deemed Liquidation Event Notice), the Lead Investor may, in its sole and absolute discretion, require the Corporation to pay as a redemption out of funds legally available therefor each Holder the Series A Liquidation Amount by delivering a written notice to the Corporation no later than three (3) Business Days prior the Deemed Liquidation Event (or if a Deemed Liquidation Event Notice is not provided to the Lead Investor in accordance with this Section 4(e), within five (5) Business Days of the Lead Investor becoming aware of the Deemed Liquidation Event) electing that each Holder be paid the Series A Liquidation Amount (the “Deemed Liquidation Event Redemption Request”).

5.	VOTING RIGHTS.

(a)
General.  The Holders shall vote together with the holders of Common Stock (and together with the holders of any other securities properly issued by the Corporation that are entitled to vote together with the Common Stock, if any, with respect to the matter to be voted upon) as a single class for all matters that holders of Common Stock are entitled to vote upon, with each share of the Series A Preferred Stock entitled to such number of votes as are equal to the number of whole shares of Common Stock into which such Series A Preferred Stock would be convertible pursuant to Section 6(a) below regardless of whether the Series A Preferred Stock are then so converted.

(b)
Election of Directors.  No later than six (6) months after the Loan Date, the Board shall consist of five (5) members, and upon the Loan Conversion, the authorized number of directors on the Board shall be seven (7) members, and, so long as at least 10% of the shares of Series A Preferred Stock issued on the Series A Original Issue Date are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), may not be changed without the consent of the Preferred Directors.  So long as at least 10% of the shares of Series A Preferred Stock issued on the Series A Original Issue Date are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Holders, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Preferred Directors”), and the holders of record of the shares of Common Stock (including, for the avoidance of doubt, Holders voting their shares of Series A Preferred Stock voting on an as-converted basis in accordance with Section 5(a) and the holders of any other securities properly issued by the Corporation that are entitled to vote together with the Common Stock, if any, with respect to the matter to be voted upon), exclusively and as a separate class, shall be entitled to elect five (5) directors of the Corporation (the “Common Directors”).

Preferred Directors shall serve for a term expiring upon the earlier of (i) the next annual meeting of stockholders following their election and (ii) such time as the Secretary of the Corporation certifies to the Board in writing that the number of shares of Series A Preferred Stock issued on the Series A Original Issue Date that remain outstanding as of the time of such certification constitutes less than 10% of the shares of Series A Preferred Stock issued on the Series A Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares) (such time of certification, the “Preferred Director Termination Time”).  Notwithstanding anything herein to the contrary, upon the Preferred Director Termination Time, the number of directors shall automatically be reduced by two directorships, without further action by the Board of Directors and without the consent of any person or entity.

All of the directors to be elected by holders of the Common Stock shall be nominated by a Nominating Committee of the Board (the “Nominating Committee”), subject to the right of stockholders to nominate directors of the Corporation directly as set forth in the Corporation’s bylaws.  The Preferred Directors shall be nominated by the Lead Investor.  A majority of the directors nominated by the Nominating Committee shall (i) qualify as independent directors under applicable New York Stock Exchange rules, and (ii) be reasonably satisfactory to the Preferred Directors.  William Meris, Steve Darak and Jay Wolf shall be deemed by the Preferred Directors to be satisfactory as nominees for, and satisfactory to serve as, Common Directors.  Each of the Preferred Directors shall be entitled to serve on any committee of the Board; provided, that such service is consistent with applicable SEC and other laws and the rules of any exchange upon which the Corporation is listed at the time of service.

Any director elected may be removed without cause by, and (other than removal for cause) only by, the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.  If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect an individual to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect an individual to fill such directorship, voting exclusively and as a separate class.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(b).

Notwithstanding any other provision in this Certificate of Designation to the contrary, if there are less than two (2) Preferred Directors in office, all rights exercisable by the Preferred Directors under this Certificate of Designation shall instead be exercised by the Lead Investor.

(c)	Series A Preferred Stock Protective Provisions.

(i)     In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares of Series A Preferred Stock is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock (the “Required Holders”), voting separately as a single class, at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the DGCL, the Corporation shall not amend, alter, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (whether by merger or otherwise) to alter or change the designations, rights, powers, preferences or privileges of the Holders of the Series A Preferred Stock in a manner adverse to the Holders of Series A Preferred Stock.

(ii)    Except with the consent of the Lead Investor, in the event of the merger or consolidation of the Corporation with or into another corporation, the shares of Series A Preferred Stock shall maintain their relative designations, rights, powers, preferences and privileges provided for herein and no such merger or consolidation shall result in a ranking inconsistent therewith.

(iii)   At any time that the Corporation is not subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act, as amended, if the Corporation is not otherwise voluntarily filing annual, quarterly and current reports required thereunder, the Corporation shall deliver to all Holders reports that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject to such provisions within the same timeframes such reports would be required to be filed with the SEC if the Corporation were subject to the reporting requirements of Section 13 or 15 of the Exchange Act.  In addition to the foregoing, the Lead Investor shall be entitled to receive the information specified in Section 2.1.1 of Schedule 2 hereof.

6.
OPTIONAL CONVERSION; MANDATORY TOTAL CONVERSION AT OPTION OF THE LEAD INVESTOR.  At any time after the Series A Original Issue Date, (i) any Holder, other than the Lead Investor, may cause the conversion of all or a portion of its shares of Series A Preferred Stock and (ii) the Lead Investor (on behalf of itself and all other Holders that have not previously converted all their Series A Preferred Stock), in its sole and absolute discretion, may cause the conversion of all, but not less than all, of the outstanding shares of Series A Preferred Stock into Common Stock as follows:

(a)
Conversion Ratio.  At the Conversion Time (as defined below), each outstanding share of Series A Preferred Stock shall, without the payment of additional consideration by the Holder thereof, convert into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Price and (b) all accrued and unpaid Dividends by (ii) the Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” shall initially be equal to the Original Price.  The Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)
Termination of Conversion Rights.  In the event a Redemption Notice is delivered pursuant to Section 8, the rights to convert shares of Series A Preferred Stock designated for redemption into Common Stock (the “Conversion Rights”) shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable upon the occurrence of such event to the Holders.

(c)
Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(d)	Mechanics of Conversion.

(i)     Notice of Conversion.  In order for a Holder (other than the  Lead Investor) or the Lead Investor, as applicable, to convert all or a portion (with respect to a Holder other than the Lead Investor) or all (with respect to the Lead Investor) of the outstanding shares of Series A Preferred Stock (including, in the case of the exercise of the conversion option described herein by the Lead Investor, the shares of Series A Preferred Stock held by other Holders) into shares of Common Stock, the Holder shall surrender a certificate or certificates representing the shares of Series A Preferred Stock it desires to convert (or in the case of the Lead Investor, all of its outstanding shares of Series A Preferred Stock) (or, if the Holder certifies under penalty of perjury that such Holder’s certificate(s) has(ve) been lost, stolen or destroyed, a completed lost certificate affidavit attached hereto as Exhibit A (“Lost Certificate”)), together with, if requested by the Corporation, a bond at the office of the Corporation, together with a completed and executed share exchange form attached hereto as Exhibit B (“Exchange Form”).  The Exchange Form must be signed by the Holder or Lead Investor, as applicable, and the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration or enlargement or any change whatsoever.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or its attorney duly authorized in writing.  The close of business on the date of receipt by the Corporation of such certificate(s) (or Lost Certificate(s)) and Exchange Form(s) shall be the time of conversion (the “Conversion Time”).

(ii)    Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in the Corporation’s best efforts to seek to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock into Common Stock, the Corporation will take any commercially reasonable corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(iii)   Effect of Conversion at Request of Lead Investor.  With respect to a requested conversion hereunder of the Series A Preferred Stock by the Lead Investor, at the Conversion Time, in accordance with this Certificate of Designation; (i) the Series A Preferred Stock shall automatically be converted into shares of Common Stock; (ii) fully paid and non-assessable shares of Common Stock issuable upon conversion of all the shares of Series A Preferred shall be deemed to be outstanding of record as of such date; (iii) each share of Series A Preferred Stock shall be deemed automatically canceled and shall cease to be issued or outstanding; and (iv) all of the certificates representing the Series A Preferred Stock that, immediately prior to the Conversion Time, collectively represented the Series A Preferred Stock shall, from and after the Conversion Time, automatically and without the necessity of presenting the same for exchange, collectively represent shares of Common Stock, provided, however, that a Person holding of record a certificate representing the Series A Preferred Stock shall receive, upon surrender of such original certificate (or a Lost Certificate, together with a bond, if required by the Corporation) to the Corporation, a new certificate evidencing and representing the shares of Common Stock owned by such Person.

(iv)   Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series A Preferred Stock to Common Stock pursuant to this Section 6.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted to Common Stock were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the full amount of any such tax (together with any interest or penalties thereon) or has established, to the satisfaction of the Corporation in the Corporation’s sole discretion, that such tax (together with any interest or penalties thereon) has been paid.

(e)	Adjustments to Conversion Price for Diluting Issues.

(i)     No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Lead Investor agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(ii)    Deemed Issue of Additional Shares of Common Stock.

(1)      If the Corporation at any time or from time to time after the Loan Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)      If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(iii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)      If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(iii) (either because the consideration per share (determined pursuant to Section 6(e)(iv)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Loan Date), are revised after the Loan Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)      Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(iii) the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)      If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6(e)(ii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 6(e)(ii).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6(e)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.  No adjustment pursuant to this Section 6(e) shall be made if such adjustment would result in an increase in the Conversion Price.

(iii)   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Loan Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e)(ii)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue (the foregoing a “Dilutive Issuance”), then the Conversion Price shall be reduced to an amount equal to “CP1” below:

                                 OB  +  (AC / CCP)
CP1  =    CCP  x    _________________

                             OA

CCP = the Conversion Price in effect immediately prior to such Dilutive Issuance

OB = the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance

AC = the aggregate consideration, if any, received by the Corporation upon such Dilutive Issuance

OA = the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

(iv)   Determination of Consideration.  For purposes of this Section 6(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)      Cash and Property:  Such consideration shall:

a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

c.
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property other than cash, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as applicable, as determined in good faith by the Board.

(2)      Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(e)(ii) relating to Options and Convertible Securities, shall be determined by dividing

a.
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(v)    Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(iii), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f)
Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Loan Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Loan Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)
Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Loan Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a.	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b.
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (b) that no such adjustment shall be made if the Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(h)
Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Loan Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(i)
Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 4(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (other than a Deemed Liquidation Event) in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(e), (g) or (h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

Notwithstanding anything in this Certificate of Designation to the contrary, in the event a holder of Series A Preferred Stock is entitled to receive any consideration other than shares of capital stock of the Corporation upon the conversion of one or more shares of Series A Preferred Stock pursuant to this Section 6, such consideration shall be deemed to be paid as a redemption of Series A Preferred Stock and shall be paid only out of funds legally available therefor.

(j)
Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(k)	Notice of Record Date. In the event:

(i)     the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)   of a Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the Holders a written notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.  Such written notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such written notice.

7.	AUTOMATIC CONVERSION.

(a)
Trigger Events.  Upon either (i) the closing of the sale of shares of Common Stock to the public at a price equal to or greater than two and a half times (2.5x) the Original Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering and listing of the Common Stock on a national securities exchange within three (3) years of the Loan Date, pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least two hundred and fifty million dollars ($250,000,000) of gross proceeds to the Corporation, or (ii) the date and time, or the occurrence of an event, specified by written consent of the Lead Investor (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), (x) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, and (y) such shares may not be reissued by the Corporation.

(b)
Procedural Requirements.  All Holders shall be sent written notice of the Automatic Conversion Time and the place designated for automatic conversion of all such shares of Series A Preferred Stock pursuant to this Section 7.  Such written notice need not be sent in advance of the occurrence of the Automatic Conversion Time.  Upon receipt of such written notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a completed Lost Certificate, together with a bond, if required by the Corporation) to the Corporation at the place designated in such written notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to Section 7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or Lost Certificate, together with a bond, if required by the Corporation) therefor, to receive the items provided for in the next sentence of this Section 7(b).  As soon as practicable after the Automatic Conversion Time and the surrender of the certificate or certificates (or Lost Certificate) for Series A Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment, out of funds legally available therefor, of all declared but unpaid dividends to the holder of such shares so converted; provided that such payment shall not occur until the payment date fixed by the Board of Directors for the dividend so declared and such payment shall not be made unless such holder was the holder of record of Series A Preferred Stock as of the record date fixed for such dividend.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

8.	REDEMPTION

(a)
Redemption Upon Default Event.  Upon the occurrence of a Default Event (as defined below), the Lead Investor, in its sole and absolute discretion, may require the Corporation to redeem, out of funds legally available therefor, all shares of Series A Preferred Stock at a price equal to one hundred twenty five percent (125%) of the Original Price per share, plus any Dividends accrued until redeemed but unpaid thereon, whether or not declared (the “Default Redemption Price”), on the twentieth (20th) day after receipt of a written notice from the Lead Investor requesting such redemption (a “Default Redemption Request”) (the date of such redemption being referred to as the “Default Redemption Date”).  On the Default Redemption Date, the Corporation shall redeem all shares of Series A Preferred Stock owned by each Holder.  If the Corporation does not have sufficient funds available to redeem all shares of Series A Preferred Stock to be redeemed on the Default Redemption Date, the Corporation shall redeem a Pro Rata Portion of each Holder’s shares of Series A Preferred Stock out of any available funds, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Corporation has available funds (which Series A Preferred Stock not so redeemed shall continue to accrue Dividends).  The Corporation shall promptly, but in no event later than five (5) Business Days after a Default Event, notify the Holders of the occurrence of a Default Event.

(b)
Mandatory Redemption.  On the seventh (7th) anniversary of the Loan Date (the “Mandatory Redemption Date”), the Corporation shall redeem, out of funds legally available therefor, all of the outstanding Series A Preferred Stock by paying the Mandatory Redemption Price (as hereinafter defined) in cash to the Holders of the shares of Series A Preferred Stock to be redeemed.  To the extent that the Corporation does not redeem any shares of Series A Preferred Stock as required by the preceding sentence, (i) Dividends shall continue to accrue on such shares of the Series A Preferred Stock at a rate of twenty-two percent (22%) per annum until redeemed, and (ii) all rights of the Series A Preferred Stock shall remain in full force and effect until redeemed.  As used herein, the term “Mandatory Redemption Price” shall mean one hundred and fifteen percent (115%) of the Original Price plus any Dividends accrued but unpaid thereon.  Notwithstanding the foregoing, if the Holders have exercised their rights under Section 8(a) prior to the Mandatory Redemption Date, then the Holders shall be redeemed in accordance with the provisions of this Section 8(b).  If the Corporation does not have sufficient funds available to redeem all shares of Series A Preferred Stock to be redeemed on the Mandatory Redemption Date, the Corporation shall redeem a Pro Rata Portion of each Holder’s shares of Series A Preferred Stock out of available funds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has available funds and (i) Dividends shall continue to accrue on such unredeemed shares at a rate of twenty-two percent (22%) per annum until redeemed, and (ii) all designations, rights, powers, preferences and privileges of the Series A Preferred Stock shall remain in full force and effect until redeemed.

(c)
Redemption Notice.  Written notice of the redemption upon default or the mandatory redemption, as applicable (the “Redemption Notice”), shall be sent to each Holder not more than ten (10) days after a Default Redemption Request or less than thirty (30) days prior to the Mandatory Redemption Date, as applicable.  The Redemption Notice shall state:

(i)	the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Default Redemption Date or the Mandatory Redemption Date, as applicable;

(ii)	the Default Redemption Date or the Mandatory Redemption Date, as applicable, and the Default Redemption Price or Mandatory Redemption Price, as applicable;

(iii)	the date upon which the Holder’s right to convert such Series a Preferred Stock terminates (as determined in accordance with Section 6(b)); and

(iv)
that the Holder is to surrender to the Corporation, in the manner and at the place designated by the Corporation, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(d)
Surrender of Certificates; Payment.  On or before a Default Redemption Date, each Holder of shares of Series A Preferred Stock to be redeemed on the Default Redemption Date, unless such Holder has exercised his, her or its right to convert such shares of Series A Preferred Stock as provided in Section 6, shall surrender the original certificate or original certificates representing such shares of Series A Preferred Stock (or, if such registered Holder certifies under penalty of perjury that such original certificate has been lost, stolen or destroyed, a completed Lost Certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice (including posting a bond therefor if requested by the Corporation), and thereupon the Default Redemption Price or the Mandatory Redemption Price, as applicable, for such shares of Series A Preferred Stock shall be payable to the Holder whose name appears on such original certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(e)
Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Default Redemption Date or Mandatory Redemption Date, as applicable, the Default Redemption Price or the Mandatory Redemption Price, as applicable, payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Default Redemption Date or Mandatory Redemption Date, as applicable, is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, Dividends with respect to such shares of Series A Preferred Stock of Series A Preferred Stock shall cease to accrue after Default Redemption Date or Mandatory Redemption Date, as applicable, and all rights with respect to such shares of Series A Preferred Stock shall forthwith after the Default Redemption Date or Mandatory Redemption Date, as applicable, terminate, except only the right of the Holders to receive the Default Redemption Price or the Mandatory Redemption Price, as applicable, without interest upon surrender of their certificate or certificates therefor.

9.
REDEEMED OR OTHERWISE ACQUIRED SHARES.  Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or the Subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of Subsidiaries may exercise any voting or other rights granted to the Holders following redemption.

10.
PREEMPTIVE RIGHTS.  Each Holder that owns 10% or more of the outstanding shares of Series A Preferred Stock shall have the right to participate in future issuances of equity capital stock of the Corporation undertaken for the primary purpose of raising cash equity capital in proportion to their Pro Rata Share; provided, however, that preemptive rights shall not be available to any Holder if either the grant of such rights or the shares of Series A Preferred Stock issuable upon exercise thereof would, in the reasonable opinion of counsel to the Corporation, require registration under the Securities Act of 1933, as amended.  For the avoidance of doubt, issuances pursuant to equity awards to directors, executive officers and employees of the Corporation and for joint ventures, mergers, acquisitions and other strategic activities are not considered issuances for cash.

11.
TRANSFERABILITY; RIGHT OF FIRST OFFER.  Subject to applicable laws and the Certificate of Incorporation, Holders shall be entitled to transfer or pledge shares of Series A Preferred Stock to any Person if such transfer or pledge has been approved by the Preferred Directors and written notice is concurrently provided by the Preferred Directors to the Corporation of such approval (together with the identity of the transferee); provided, however, that unless otherwise authorized by the Preferred Directors, all transfers of Series A Preferred Stock shall be subject to a right of first offer on the following terms and conditions:

(a)
If at any time any Holder (such Holder, the “Selling Holder”) desires to sell or otherwise transfer shares of Series A Preferred Stock, the Selling Holder shall first deliver a written offer (a “Shares Sale Offer Notice”) to the Lead Investor.  The Shares Sale Offer Notice shall disclose in reasonable detail the number of shares of Series A Preferred Stock proposed to be sold or transferred (the “First Offered Shares”), the price per share of Series A Preferred Stock (the “Share Price”) and any other material terms and conditions relating to the proposed sale.  For the avoidance of doubt, the Selling Holder may not submit a Shares Sale Offer Notice unless it has a good faith intention of selling or transferring such First Offered Shares to a third party in an arm’s length transaction.  The Selling Holder shall not sell or transfer all or any part of the First Offered Shares to any party other than to the  Lead Investor if the  Lead Investor delivers a Shares First Offer Election (as defined below) with respect to the applicable Series A Preferred Stock in a timely manner in accordance with Section 11(b).

(b)
During the fifteen (15) Business Days following the date the Shares Sale Offer Notice is received by the Lead Investor (the “Shares Offer Period”), the Lead Investor may make an election to purchase all or a portion of the First Offered Shares by delivering to the Selling Holder a written notice of election to purchase the First Offered Shares (such election, the “Shares First Offer Election” and the right to make such election, the “ROFO”) (together with a concurrent copy to the Corporation).  Such written notice shall, when taken in conjunction with the Shares Sale Offer Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such First Offered Shares on the terms and conditions contained in the Shares Sale Offer Notice.

(c)
In the event the Lead Investor elects to purchase all or a portion of the First Offered Shares, the sale of such First Offered Shares to be sold to the Lead Investor pursuant to this Section 11 shall be made at the offices of the Lead Investor as soon as reasonably practicable after delivery of the Shares First Offer Election to the Selling Holder, but in any event within five (5) Business Days thereafter, or such other place or date mutually agreed upon by the Selling Holder and the Lead Investor.  Such sales shall be effected by the Selling Holder’s delivery to the Lead Investor of an original certificate or certificates or other instrument evidencing the First Offered Shares to be purchased, free of encumbrances, duly endorsed for transfer to the Lead Investor against payment by cashier’s check to the Selling Holder of the Share Price times the number of First Offered Shares purchased by the Lead Investor.  The Lead Investor shall provide the Corporation prompt written documentation of such sale, together with true, correct and complete copies of all sale documentation.

(d)
If the Lead Investor fails to deliver a Shares First Offer Election during the Shares Offer Period, then the First Offered Shares may be sold by the Selling Holder at any time within one hundred twenty (120) days after the expiration of the Shares Offer Period to any other Person; provided, that (i) the purchase price for the First Offered Shares shall equal at least 95% of the Share Price and (ii) the transferee shall be acceptable to the Lead Investor, in its sole and absolute discretion.  Any First Offered Shares not sold (x) within such one hundred twenty (120) day period or (y) for a price equal to or greater than the Share Price shall continue to be subject to the ROFO.  As a condition of such sale, the Selling Holder shall deliver to the Corporation true, correct and complete copies of all sale documentation.  For the avoidance of doubt, if the Lead Investor determines that the transferee is not acceptable, the Selling Holder shall retain its right to convert its shares of Series A Preferred Shares into Common Stock as set forth in Section 6.

(e)
The ROFO and restrictions on transferability provided for in this Section 11 shall not apply to transfers by the Selling Holder to an Affiliate or an immediate family member of the Selling Holder, pursuant to a tender offer, exchange offer, merger or other similar transaction approved or not opposed by the Board; provided, however, as a condition to any such transfer, the transferor shall provide to the Corporation true, correct and complete copies of all such transfer documentation with respect to a transfer to an Affiliate or immediate family member of the Selling Holder.

(f)	Any purported transfer in violation of this Section 11 shall be null and void.

12.
WAIVER.  Except with respect to the rights set forth in Section 5(c)(i), any of the designations rights, powers, preferences and privileges and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Holders by the Lead Investor; provided, however, that no such waiver shall in any event be effective unless it shall be in a writing signed by Lead Investor and delivered to the Corporation, and then such waiver shall be effective only in the specific instance, and for the purpose, for which given.

13.
CORPORATION MAY NOT REQUIRE CONVERSION OR REDEMPTION.  Except as set forth in clause (i) of Section 7(a) and Section 8(b), the Corporation shall not have the right to redeem or convert (or cause the redemption or conversion of) the Series A Preferred Stock.

14.
NOTICES.  The Corporation shall provide each Holder with prompt written notice of all material actions taken by the Corporation pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action, excluding any action taken by any Holder; provided, however, that the provision by the Corporation to any Holder of written notice of an action required by the Corporation in accordance with any other notice requirements set forth in this Certificate of Designation with regard to such action by the Corporation shall constitute prompt written notice for purposes of this Section 14.  Unless otherwise provided herein, all notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given by the Corporation, any Holder or the Lead Investor under this Certificate of Designation shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 14.  Any Notice shall be deemed to have been received:  (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to the Holders at the address for each Holder on the records of the Corporation.

If to the Corporation:

IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
Attention: Mr. William Meris, President
Facsimile No. (602) 391-2481

with a copy to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA  94111
Attn:  Peter T. Healy, Esq.
      Facsimile No. (415) 984-8701

The Corporation or any Holder may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other party in accordance with the provisions of this Section 14. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery.  Notice for the Corporation or any Holder may be given by its respective counsel.

15.
SERIES A PREFERRED STOCK REGISTER.  The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee pursuant to any transfer permitted under this Certificate of Designation.  The Corporation may treat the Person in whose name any Series A Preferred Stock is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers permitted under this Certificate of Designation.

16.
HOLDER MATTERS.  Any Holder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Stock may be effected by written consent of the Holders or at a duly called meeting of the Holders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent effected by written consent in lieu of a meeting.

17.
DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Conversion Price or fair market value (as the case may be) or the Default Redemption Price or Mandatory Redemption Price, as applicable, the Corporation or the applicable Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within seven (7) Business Days after receipt of the applicable notice giving rise to such dispute to the Corporation or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Exempted Securities). If such Holder and the Corporation are unable to agree upon such determination or calculation within seven (7) Business Days of such disputed determination being submitted to the Corporation or such Holder (as the case may be), then the Corporation shall, within two (2) Business Days, submit via facsimile or e-mail (a) the disputed determination of the Conversion Price or fair market value (as the case may be) to an independent, reputable investment bank mutually selected by such Holder and the Corporation or (b) any redemption price to an independent, outside accountant (other than the Corporation’s or such Holder’s independent, outside accountant). The Corporation and the Holder shall split the expense of retaining the investment bank or the independent, outside accountant (as the case may be) to perform the determinations or calculations (as the case may be) and the Corporation shall cause such investment bank or the independent, outside accountant (as the case may be) to notify the Corporation and such Holder of the results no later than twenty (20) Business Days from the time the Corporation receives such disputed determinations; provided, however, if one of the party’s determination with respect to the price or value in question is more than ten percent (10%) off of the price or value ultimately determined by the investment bank or independent, outside accountant (as the case may be) to be the correct price or value (the “Non-Prevailing Party”) and the other party’s determination with respect to the price or value in question is not more than ten percent (10%) off of the price or value ultimately determined the by investment bank or independent, outside accountant to be the correct price or value (the “Prevailing Party”), then the Non-Prevailing Party shall pay the entire expense of retaining the investment bank or independent, outside accountant (as the case may be).  Such investment bank’s or independent, outside accountant’s determination shall be binding upon all parties absent demonstrable error or fraud.

18.	SECURITY. As of the Loan Conversion, the obligations of the Corporation under this Certificate of Designation shall be secured by the Security Documents.

19.	MISCELLANEOUS.

(a)
Governing Law.  This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

(b)	Section References. Unless otherwise stated herein, references to sections shall be deemed to be references to sections of this Certificate of Designation.

(c)
Severability of Provisions.  Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

(d)
Certificates.  Each Series A Preferred Stock certificate shall include a statement that requires the Corporation to furnish to any Holder upon written request and without charge, a full statement of all designations, rights, powers, preferences, privileges and redemption provisions concerning the Series A Preferred Stock and the authority of the Board to set the designations, rights, powers, preferences, privileges and redemption provisions of subsequent series of Series A Preferred Stock.  Provision to any Holder of a copy of this Certificate of Designation shall suffice for purposes of satisfying the Corporation’s obligations hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of _____________, 2011.

IMH FINANCIAL CORPORATION

Name:
Title: President

[Signature Page to Series A Preferred Stock Certificate of Designation]

APPENDIX

Definitions

For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

“Additional Indebtedness” shall have the meaning set forth in Section 2.2.20 of Schedule 2.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(e)(ii), deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the Exempted Securities.

“Affiliate” shall mean, as to any specified Person, any other Person that (a) directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and/or (b) is the spouse, issue or parent of the Person specified or of an Affiliate of such spouse, issue or parent.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Annual Budget” shall mean the operating and capital budget for operation of the Corporation’s and Subsidiaries’ business and for each Individual Property or Mortgage Loan in a form reasonably approved by the Preferred Directors, setting forth, on a month-by-month basis, in reasonable detail, the annual business plan and each line item of the Corporation’s and Subsidiaries’ good faith estimate of anticipated Gross Revenue, Operating Expenses and Capital Expenditures for the applicable Fiscal Year with respect to such annual business plan.

“Applicable Rate” shall have the meaning set forth in Section 3(a).

“Approved Annual Budget” shall have the meaning set forth in Section 2.1.1 of Schedule 2.

“Automatic Conversion Time” shall have the meaning set forth in Section 7(a).

“Board” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Borrowing Conditions” shall mean the following conditions, each of which must be met in order for the Corporation to enter into a Permissible Credit Facility:

(i)         Minimum Tangible Net Worth.  The Tangible Net Worth, as of the last day of each fiscal quarter of the Corporation and the Subsidiaries on a consolidated basis (without duplication) during the Test Period, must not be less than $150,000,000;

(ii)        Leverage Ratio.  The ratio (expressed as a percent), of (a) the Measuring Debt outstanding as of the last day of each fiscal quarter of Corporation and any Person in which it owns a direct or indirect interest, in the aggregate, during the Test Period to (b) the Tangible Net Worth as of such period, must not be greater than one hundred and fifty percent (150%);

[Appendix – Definitions - 1]

(iii)       Fixed Charge Coverage Ratio.  The ratio of (a) EBITDA as of the last day of each fiscal quarter of the Corporation during the Test Period to (b) Debt Service for such period shall not be less than 1.50 to 1.00; and

(iv)      Maximum Debt.  The Debt encumbering all Pledged Assets under a Permissible Credit Facility shall not exceed sixty percent (60%) of the Gross Value of such Pledged Assets;

provided, that, for purposes of calculating the Borrowing Conditions set forth under clauses (ii), (iii) and (iv) above, such calculation shall be made on a pro forma basis giving effect to the incurrence of any indebtedness to be incurred under all Permissible Credit Facilities (which, for purposes of calculating the amount of indebtedness incurred in respect of any revolving credit facility or line of credit, such amount shall be equal to the maximum commitment thereof, regardless of the outstanding amount) and any fees and expenses incurred in connection therewith, all as if such events occurred on the first day of the Test Period.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to an Individual Property and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated the Loan Date, between the Lender, the Corporation, and the any Person retained by the Corporation or any of its Subsidiaries to provide management and other services with respect to an Individual Property and approved by Lender in connection with the Loan Agreement.

“Cause” with respect to any Person that is a Key Personnel shall mean:

i.
such Person is convicted of or enters a plea of nolo contendere to an act which is defined as a felony under any federal, state or local law, which conviction or plea has or can be expected to have a material, adverse impact on the business or reputation of IMH or Infinet, as applicable; provided, however, that a conviction of or a plea of nolo contendere to a traffic related felony (including, without limitation, driving under the influence, driving while intoxicated, or any similar crime or offense) shall not give rise to “Cause;” or

ii.	such Person is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation;

iii.
a judicial determination of such Person’s commission of any one or more acts of gross negligence or willful misconduct that has resulted in material harm to the business or reputation of IMH or Infinet, respectively; or

iv.
such Person’s material breach of such Person’s employment or consulting agreement that, if curable, is not cured by such Person within thirty (30) days after written notice from IMH or Infinet, as applicable (such written notice shall include a specific delineation of the particular acts or circumstances that are the basis for the alleged material breach).

[Appendix – Definitions - 2]

Notwithstanding the foregoing, no termination of such Person’s employment or consulting arrangement by IMH or Infinet, as applicable, shall be treated as for Cause or be effective until and unless all of the steps described in clauses (A) through (C) immediately below have been complied with:

(A)            written notice of intention to terminate for Cause has been given by IMH or Infinet, as applicable, to such Person within thirty (30) days after the IMH Board or the Infinet Board, as applicable, first learns of the act, failure or event (or latest in a series of acts, failures or events) constituting “Cause;”

(B)            the IMH Board or the Infinet Board, as applicable, has voted (at a meeting of the IMH Board or Infinet Board, as applicable, duly called and held as to which termination of Executive from IMH or Infinet, as applicable, is an agenda item) to terminate such Person for Cause after such Person has been given written notice of the acts or circumstances which are the basis for the termination for Cause and after such Person has been afforded at least five (5) days prior written notice of the meeting and an opportunity to present Person’s position in writing; and

(C)            the IMH Board or the Infinet Board, as applicable, has given a notice of termination to such Person pursuant to such Person's employment or consulting agreement within thirty (30) days after the last to occur of the IMH Board or the Infinet Board meeting, as applicable, and the conviction or final, judicial determination, as applicable, as required in such employment or consulting agreement

A breach by such Person of such Person’s obligations under such Person’s employment or consulting agreement to (a) IMH shall give rise to an automatic cross-default in favor of Infinet with respect to Infinet’s obligations to such Persons under such agreement, and such Person’s rights against Infinet under such agreement, and (b) Infinet shall give rise to an automatic cross-default in favor of IMH with respect to IMH’s obligations to such Person under such agreement and such Person’s rights against IMH under such agreement.

“Certificate of Designation” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Common Directors” shall have the meaning set forth in Section 5(b).

“Common Stock” shall mean the shares of “Common Stock”, par value $0.01 per share, of the Corporation.

[Appendix – Definitions - 3]

“Common Stock Deemed Outstanding” means, as of the particular time of determination, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 6(e)(ii) hereof (but (i) excluding any shares of Common Stock owned or held by or for the account of the Corporation, shares of Common Stock issuable under Options and Convertible Securities not then exercisable, exchangeable or convertible and shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock and (ii) taking account of any limitations on exercise, exchange or conversion set forth in such Options or Convertible Securities).

“Consultancy Agreement” shall mean that certain Consultancy Agreement, dated as of February 28, 2011, by and between the Corporation and New World Realty Advisors, LLC (the “Consultant”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“Conversion” shall mean the conversion of all of the outstanding principal balance of the Loan into shares of the Series A Preferred Stock.

“Conversion Price” shall have the meaning set forth in Section 6(a).

“Conversion Rights” shall have the meaning set forth in Section 6(b).

“Conversion Shares” shall have the meaning set forth in Section 1.2.1 of Schedule 1.

“Conversion Time” shall have the meaning set forth in Section 6(d)(i).

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Debt Service” shall mean, in respect of any period, (x) interest expense plus scheduled principal debt amortization for the Corporation and any Person in which it owns a direct or indirect interest on the aggregate principal amount of their Measuring Debt, plus (y) preferred stock dividends paid during such period.

“Deemed Liquidation Event” shall have the meaning set forth in Section 4(d).

“Deemed Liquidation Event Notice” shall have the meaning set forth in Section 4(e).

“Deemed Liquidation Event Redemption Request” shall have the meaning set forth in Section 4(d).

“Default” shall mean the occurrence of any event under the Security Documents which, but for the giving of notice or passage of time, or both, would constitute a Security Document Event of Default.

[Appendix – Definitions - 4]

“Default Event” means each of the following events or conditions: (i) if the Corporation shall have breached any of its material obligations to the Holders pursuant to the terms of this Certificate of Designation (unless such breach is (a) capable of being cured and has been cured by the Corporation within fifteen (15) days after the Corporation receives notice of such breach or (b) waived by the Preferred Directors), including, without limitation, the Operating Covenants; (ii) if a Material Adverse Event shall have occurred; (iii) if any certification, representation or warranty made by the Corporation in Schedule 1 to this Certificate of Designation shall have been false or misleading in any material respect as of the Series A Original Issue Date or, if applicable, as of another date set forth in Schedule 1.; and (iv) any Security Document Event of Default.

“Default Redemption Price” shall have the meaning set forth in Section 8(a).

“Default Redemption Request” shall have the meaning set forth in Section 8(a).

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Determination Date” means, as applicable, (x) the date of (i) any Permissible Credit Facility and (ii) any draws under such facility and (y) the last day of each fiscal quarter after the first Permissible Credit Facility is entered into in accordance with the provisions of Section 2.1.21 in Schedule 2 to this Certificate of Designation until the date that no shares of the Series A Preferred Stock remain outstanding.

“DGCL” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Dilutive Issuance” shall have the meaning set forth in Section 6(e)(iii).

“Dividends” shall have the meaning set forth in Section 3(a).

“EBITDA”  means, for any period, Net Income before income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, any provision or benefit for income taxes, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated the Loan Date executed by the Corporation and the applicable Subsidiary in connection with the Loan for the benefit of the Lead Investor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Form” shall have the meaning set forth in Section 6(d)(i).

“Exempted Securities” shall mean the following:

i.	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

[Appendix – Definitions - 5]

ii.
shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 6(f), 6(g), 6(h) or 6(i);

iii.
one million two hundred thousand (1,200,000) shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any Subsidiaries pursuant to the Corporation’s stock option plan or any other compensatory arrangement, in each case as approved by the Board;

iv.
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

v.
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, financial institutions, strategic partners, real property lessors, real property sellers or other similar third parties, pursuant to transactions approved by the Board; or

vi.	with respect to Convertible Securities, up to Ten Million Dollars ($10,000,00) of Series A Preferred Stock issued at the Original Price upon the conversion of the Notes.

“Extraordinary Expense” shall have the meaning set forth in Section 2.1.1 of Schedule 2.

“First Offered Shares” shall have the meaning set forth in Section 11(a).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, regulatory agency, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

[Appendix – Definitions - 6]

“Guaranty Obligation” means, as to the Corporation and/or any Person in which it owns a direct or indirect interest (any such Person, the “Guaranteeing Person”), any obligation (determined without duplication) of (a) the Guaranteeing Person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Measuring Debt, leases, dividends or other obligations (individually, a “Primary Obligation” and, collectively, the “Primary Obligations”) of any other third Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof., provided that the term “Guaranty Obligation” shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) indemnities regarding liability for environmental concerns or compliance with particular laws, indemnities covering actions of a Guaranteeing Person and its officers, employees and agents and similar indemnities in the ordinary course of business which do not relate to repayment of debt. The amount of any Guaranty Obligation of any Guaranteeing Person shall be deemed to be the maximum stated amount of the Primary Obligation relating to such Guaranty Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guaranty Obligation).

“Guaranty of Borrower Obligations” shall mean that certain Guaranty of Borrower Obligations dated as of the Loan Date from the Subsidiaries for the benefit of the Lead Investor, as the same may be amended, restated, replaced, supplemented or otherwise amended from time to time in a writing executed by the parties thereto.

“Gross Revenue” means all revenue derived by the Corporation and each Subsidiary from all cash receipts, including, without limitation, (i) with respect to each Individual Property, all Rents payable to the applicable Subsidiary and any other income derived from the use, ownership or operation of such Individual Property, (ii) with respect to the Mortgage Loans, all amounts paid to or received by a Subsidiary under such Mortgage Loans whether as payments of interest, principal charges, fees or otherwise, (iii) proceeds from any Transfer of any Individual Property or Mortgage Loan, (iv) the net proceeds of any loan or other financing obtained by the Corporation or a Subsidiary including prepaid rents (other than security deposits) for a period in excess of one month and (v) any and all other revenue or the value of any in-kind benefit derived by the Corporation and/or a Subsidiary from the ownership, management or operation of their respective businesses.

“Gross Value” shall be determined based on the lower of (i) GAAP or (ii) fair market value as determined in the reasonable judgment of the Preferred Directors.

“Holder” or “Holders” shall have the meaning set forth in Section 3(a).

“Improvements” shall mean the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements erected or located on the land with respect to each Individual Property.

[Appendix – Definitions - 7]

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (g) any debt securities issued by the Corporation or any Subsidiaries.

“Individual Property” shall mean, as applicable, each of the properties owned by the Corporation or the Subsidiaries as of the Series A Original Issue Date together with the Improvements thereon and all personal property relating to such property, together with all rights pertaining to such property and Improvements.

“Infinet” shall mean INFINET Securities LLC, a subsidiary of the Corporation contemplated to be engaged in the business of a broker-dealer.

“Infinet Board” shall mean the board of directors of Infinet.

“Insurance Premiums” shall mean premiums paid with respect to any valid and enforceable insurance policies included in an Approved Annual Budget..

"Investment" shall mean to originate and acquire Mortgage Loans, mezzanine loans, other debt instruments and equity and preferred equity interests or investments.

“Junior Stock” shall have the meaning set forth in Section 2.

“Key Personnel” shall mean (i) the following employees of the Corporation: Will Meris and Steve Darak; (ii) the following consultants: ITH Partners, LLC and McVey Law Firm PLLC; and (iii) any Person that the Corporation shall hire or retain to replace the foregoing Persons with the prior written approval of the Lead Investor, which approval shall not be unreasonably withheld or delayed.

“Lease” shall mean any lease, sublease or sub sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, sub sublease or other agreement entered into in connection with such lease, sublease, sub sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

[Appendix – Definitions - 8]

“Lead Investor” shall mean the Lender and any subsequent transferee of the Lender (or any subsequent transferees thereof) as long as the Lender and/or such transferee(s) beneficially owns twenty-five percent (25%) or more of the Series A Preferred Stock and the Corporation receives prior written notice of any such transfer, together with copies of all documentation relating to the transfer; provided, however, if there is no Lead Investor, the functions of the Lead Investor shall be performed by the members of the Board that qualify as independent directors under applicable New York Stock Exchange rules or, if there are no such independent directors, then the functions of the Lead Investor shall be performed by the Board.

“Lender” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Lien” shall mean, with respect to each Mortgaged Property or Individual Property, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting such Mortgaged Property or Individual Property, as applicable, or all or any portion of the Mezzanine Equity Collateral or Individual Property or any interest therein, or any direct or indirect interest in the Corporation and the Subsidiaries, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall mean the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or the Subsidiaries, the assets of which constitute all or substantially all of the assets of the business of the Corporation and the Subsidiaries taken as a whole, in a single transaction or series of transactions.

“Liquidation Preference” shall have the meaning set forth in Section 4(a).

“Loan” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Loan Agreement” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Loan Conversion” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Loan Date” shall have the meaning set forth in the Preamble of this Certificate of Designation.

“Lost Certificate” shall have the meaning set forth in Section 6(d)(i).

“Major Contract” shall mean (a) any management, brokerage or leasing agreement, or (b) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind)), in either case relating to (x) the ownership, leasing, management, use, operation, maintenance, repair or restoration of an Individual Property or Mortgaged Property or (y) the ownership, management or servicing of a Mortgage Loan, whether written or oral.

[Appendix – Definitions - 9]

“Mandatory Redemption Date” shall have the meaning set forth in Section 8(b).

“Mandatory Redemption Price” shall have the meaning set forth in Section 8(b).

“Management Agreement” shall mean the management agreement entered into by and between the Corporation or any of the  Subsidiaries and the Manager, pursuant to which the Manager is to provide management and other services with respect to an Individual Property.

“Manager” shall mean any Person retained by the Corporation or any  Subsidiaries to provide management and other services with respect to an Individual Property.

“Material Adverse Event” shall mean the occurrence of an event, individually or in the aggregate with one or more events, resulting in a material adverse change in, or effect on, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Corporation as of the Series A Original Issue Date, individually, or the Corporation and the Subsidiaries taken as a whole, including, without limitation:

i.
if, without the prior written consent of the Preferred Directors, any of the Key Personnel are terminated without Cause; provided that termination due to non-renewal or resignation shall not be a Material Adverse Event;

ii.
the material diminution of the value and utility of the Corporation’s built-in tax losses other than (a) through the application of those built-in tax losses to offset taxable income; (b) as a result of any action approved by the Preferred Directors; (c) as a result of any change to the Code; or (d) as a result of any other act, circumstance, event or occurrence not caused by the Corporation’s acts or omissions.

iii.
if, without the prior written consent of the Preferred Directors, the Corporation or any Subsidiaries becomes a debtor in any bankruptcy or insolvency proceeding that is not dismissed within sixty (60) calendar days;

iv.
any final, non-appealable (as long as an appeal is being diligently pursued) (x) judgment, claim or result from any litigation, proceeding or investigation against the Corporation and/or any Subsidiaries or (y) fine or penalty levied against the Corporation and/or any Subsidiaries by the SEC or any other Governmental Authority with jurisdiction, resulting (in the case of either or both of clause (x) and (y)) in a payment obligation by the Corporation and/or any Subsidiaries (collectively, “Litigation/Fine Payment Obligation”) in excess of the Maximum Amount (after application of any insurance proceeds), individually or in the aggregate with any other Litigation/Fine Payment Obligations; provided, however if an appeal from such Litigation/Fine Payment Obligation is not being diligently pursued, then any such Litigation/Fine Payment Obligation (even if appealable) shall be a Material Adverse Event.

[Appendix – Definitions - 10]

“Maximum Amount” shall mean (i) until the second anniversary of the Loan Date, Ten Million Five Hundred Thousand Dollars ($10,500,000) (after application of any insurance proceeds) and (ii) thereafter, an amount equal to the product of (x) one third multiplied by (y) the difference between (1) the net book equity computed in accordance with GAAP and as shown on the most recent quarterly or annual financial statement of the Corporation and (2) the product of (A) two (2) and (B) the Liquidation Preference as of the date of such financial statement.

“Measurable Lien” means any mortgage, pledge, hypothecation, assignment (including any collateral assignment but excluding any assignment of an asset made in lieu of a sale thereof where the assignor is paid the fair market value of such asset by the assignee and the assignee assumes all of the rights and obligations attributable to ownership of such asset), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Measuring Debt” shall mean (a) all indebtedness of the Corporation and any Person in which Corporation owns a direct or indirect interest for borrowed money, (b) all obligations of the Corporation and any Person in which Corporation owns a direct or indirect interest for the deferred or future funding obligations (x) to borrowers under any mortgage or loan asset or (y) to sellers or others for the purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (d) any other indebtedness of the Corporation and/or any Person in which the Corporation owns a direct or indirect interest which is evidenced by a note, bond, debenture or similar instrument, (e) all obligations of the Corporation and/or any Person in which the Corporation owns a direct or indirect interest under any lease of property, real or personal, the obligations of any Corporation and any Person in which the Corporation owns a direct or indirect interest in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the Corporation or such Person, (f) all obligations of the Corporation and/or any Person in which the Corporation owns a direct or indirect interest in respect of acceptances issued or created for the account of such Person, (g) all Guaranty Obligations of the Corporation and/or any Person in which it owns a direct or indirect interest, (h) all reimbursement obligations for letters of credit and other contingent liabilities, (i) all liabilities secured by any Measurable Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (j) the net obligations (contingent or otherwise) of such Person at such date under interest rate hedging agreements; provided, that the term “Measuring Debt” shall exclude any construction financing liability of the Corporation so long as such construction financing was previously approved by the Preferred Directors in writing.

“Mezzanine Equity Collateral” shall mean, collectively, the “Pledged Securities” (as defined in each Mezzanine Pledge and Security Agreement) and all Proceeds thereof.

[Appendix – Definitions - 11]

“Mezzanine Pledge and Security Agreement” shall mean, individually, each certain first priority, unless otherwise noted, Mezzanine Pledge and Security Agreement, each with respect to the Pledged Securities, dated as of the date hereof, from the Corporation and the Subsidiaries, as assignor, to the Lead Investor, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto; and “Mezzanine Pledge and Security Agreements” shall mean the plural thereof.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Mortgage Loan” shall mean all mortgage loans made by the Corporation or the Subsidiaries as of the Series A Original Issue Date, together with the loan documents, scheduled monthly payments, principal prepayments, liquidation proceeds (whether upon initial foreclosure, final sale or otherwise), condemnation proceeds, insurance proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan for the benefit of the applicable Subsidiary; and “Mortgage Loan” shall also mean all loans made by the Corporation or any Subsidiary after the Series A Original Issue Date.

“Mortgage Loan Documents” means the mortgage loan documents Previously Disclosed or Approved.

“Mortgage Note” means the mortgage note or other evidence of indebtedness (including a lost note affidavit) of the Mortgagor under a Mortgage Loan and secured by the related Pledged Mortgage Previously Disclosed or Approved.

“Mortgaged Property” shall mean real estate directly or indirectly secured or supported by a Mortgage Loan.

“Negative Pledge Agreement” shall mean each of those Negative Pledge Agreements, dated as of the date hereof, executed and delivered by each applicable Borrower Subsidiary in favor of the Lead Investor; and “Negative Pledge Agreements” shall mean the plural thereof.

“Net Income” means, for any period, net income (or loss) of Corporation and its wholly-owned Subsidiaries for such period determined on a consolidated basis (without duplication) in accordance with GAAP.

“Nominating Committee” shall have the meaning set forth in Section 5(b).

“Non-Prevailing Party” shall have the meaning set forth in Section 17.

“Notice” shall have the meaning set forth in Section 14.

“Obligations” shall mean (i) the performance of all obligations of the Corporation and the Subsidiaries contained in the Security Documents; (ii) the performance of each obligation of the Corporation and the Subsidiaries contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Security Documents and (iii) the performance of all of the Obligations of the Corporation under this certificate of Designation.

“Operating Covenants" shall mean any covenants set forth on Schedule 2 to this Certificate of Designation.

[Appendix – Definitions - 12]

“Operating Expenses” shall mean such expenses actually paid or payable by the Corporation in respect of all corporate overhead, including, without limitation, the ownership, operation, management, maintenance, repair and use, as applicable, of each Mortgage Loan and Individual Property, determined on an accrual basis, and, in accordance with GAAP, and, in all cases, subject to the prior written approval by the Lead Investor.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Price” shall mean the price per share of Series A Preferred Stock of $9.58.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Mortgaged Property or Individual Property, now or hereafter levied or assessed or imposed against such Mortgaged Property or Individual Property, as applicable or any part thereof.

“Parity Stock” shall have the meaning set forth in Section 2.

“Permitted Encumbrances” shall mean, with respect to any Mortgaged Property or Individual Property, as applicable, collectively, (i) the Liens and security interests created by the Security Documents, (ii) all encumbrances and other matters disclosed in the Mortgage Loan Title Insurance Policy with respect to a Mortgaged Property and otherwise acceptable to the Lead Investor in its sole and absolute discretion, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as the Lead Investor has approved or may approve in writing in the Lead Investor’s sole and absolute discretion.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Permissible Credit Facility” shall have the meaning set forth in Section 2.1.21 in Schedule 2 to this Certificate of Designation

“Pledged Asset Coverage Value” means the sum of the Gross Value of (i) the Mezzanine Equity Collateral as of the date of the Loan Conversion and (ii) any additional assets pledged pursuant to the Mezzanine Pledge and Security Agreement and the Guaranty of Borrower Obligations (and any Proceeds thereof).

“Pledged Assets”) shall have the meaning set forth in Section 2.1.21 in Schedule 2 to this Certificate of Designation

“Pledged Mortgage” means a mortgage, deed of trust, security deed or other instrument securing a Mortgage Loan which creates a Lien on a Mortgaged Property.

“Policies” shall mean all valid and enforceable insurance policies with respect to the Corporation, the Subsidiaries and the Real Property

“Preferred Directors” shall have the meaning set forth in Section 5(b).

[Appendix – Definitions - 13]

“Preferred Stock” shall have the meaning set forth in the Preamble to this Certificate of Designation.

“Prevailing Party” shall have the meaning set forth in Section 17.

“Previously Disclosed or Approved” shall mean (i) disclosed by the Corporation or the Subsidiaries in writing to the Lender pursuant to the Loan Agreement (including, without limitation, any Schedules attached thereto) or any other Security Document or (ii) approved or consented to by the Lender in writing pursuant to the Loan Agreement or (iii) disclosed to the Lender in writing pursuant to Section 10.2.1 of the Loan Agreement.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect on the date hereof and, in any event, shall include, without limitation, all dividends or other income from a Mortgage Loan, collections thereon or distributions with respect thereto.

“Promissory Note” shall have the meaning set forth in the Preamble to this Certificate of Designation.

“Pro Rata Share” shall mean, with respect to any Holder at any time, a percentage equal to the number of shares of Common Stock into which the Series A Preferred Stock owned by such Holder are convertible at such time divided by the number of outstanding shares of Common Stock at such time.

“Pro Rata Portion” shall mean, with respect to any Holder at any time, a percentage equal to the number of shares of Series A Preferred Stock owned by such Holder divided by the number of outstanding shares of Series A Preferred Stock at such time.

“Real Property” shall mean, collectively, each and every Individual Property.

“Redemption Notice” shall have the meaning set forth in Section 8(c).

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of the Corporation, each Subsidiary, Manager or any of their respective agents or employees from any and all sources arising from or attributable to such Individual Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Real Property or rendering of services by the Corporation, each Subsidiary, Manager or any of their respective agents or employees.

“Required Holders” shall have the meaning set forth in Section 5(c)(i)s.

[Appendix – Definitions - 14]

"Rights Offering" shall mean that certain rights offering in the aggregate amount of Ten Million No/100 Dollars ($10,000,000) by the Corporation of securities that have substantially similar economic terms as the terms of the Security Documents to its stockholders; provided, however, the Lead Investor shall have the right, but not the obligation, to purchase any amounts not subscribed for by the Corporation’s stockholders.

“ROFO” shall have the meaning set forth in Section 11(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 1.2.7 of Schedule 1.

“Securities” shall have the meaning set forth in Section 1.2.4 of Schedule 1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Document Event of Default” shall mean each of the following events:

(i)           if any deposit to the Deposit Account is not made within five (5) calendar days following the required deposit date therefor;

(ii)         if any other amount payable pursuant to the Security Documents (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Security Document, with such failure continuing for ten (10) Business Days;

(iii)        if any of the Taxes or Other Charges are not paid before delinquency;

(iv)        if the Corporation or Subsidiaries breaches or permits or suffers a breach of the provisions of any Security Document;

(v)         if the Corporation and the Subsidiaries attempts to assign its rights under the Security Documents or any interest therein in contravention of the Security Documents;

(vi)        except as expressly permitted in the Security Documents, the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of the Preferred Directors;

(vii)       if the Corporation and the Subsidiaries shall continue to be in Default under any of the other terms, covenants or conditions of the Security Documents not specified in subsections (i) to (vii) above, and such Default shall continue for ten (10) days after written notice to the Corporation from the Lead Investor, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to the Corporation and the Subsidiaries from the Lead Investor in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Corporation and the Subsidiaries shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for the Corporation and the Subsidiaries in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

[Appendix – Definitions - 15]

(viii)      if there shall be a default under any of the Security Documents beyond any applicable cure periods contained in such the Security Documents, whether as to the Corporation and the Subsidiaries, any Real Property or any Mezzanine Equity Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the payment of any portion of the Obligations or to permit the Lead Investor to accelerate the payment of all or any portion of the Obligations.

“Security Documents have the meaning set forth in the Preamble of this Certificate of Designation.

“Selling Holder” shall have the meaning set forth in Section 11(a).

“Senior Preferred Stock” shall have the meaning set forth in Section 2.

“Series A Liquidation Amount” shall have the meaning set forth in Section 4(a).

“Series A Original Issue Date” shall have the meaning set forth in Section 1.

“Series A Preferred Stock” shall have the meaning set forth in the Section 1.

“Share Price” shall have the meaning set forth in Section 11(a).

“Shares First Offer Election” shall have the meaning set forth in Section 11(b).

“Shares Offer Period” shall have the meaning set forth in Section 11(b).

“Shares Sale Offer Notice” shall have the meaning set forth in Section 11(a).

“Subsidiary” shall mean each of the Persons directly or indirectly owned by the Corporation on and after the Series A Original Issue Date; and “Subsidiaries” shall mean the plural thereof.

“Tangible Net Worth” means, the sum of (x) consolidated stockholders’ equity of Corporation and its wholly-owned Subsidiaries determined in accordance with GAAP, less (without duplication), the sum of all intangibles determined in accordance with GAAP (including, without limitation, goodwill and deferred or capitalized acquisition costs) and less the equity in non-controlled subsidiaries plus (y) accumulated depreciation determined in accordance with GAAP.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Mortgaged Property or Individual Property or part thereof, together with all interest and penalties thereon.

[Appendix – Definitions - 16]

“Tender Offer” shall mean a tender offer conducted pursuant to the Exchange Act by the Lead Investor or its affiliates, in its sole and absolute discretion, for shares of Class B and Class C Common Stock of the Corporation.

“Test Period” means the three (3) trailing quarters prior to any Determination Date.

“Transfer” shall have the meaning set forth in Section 2.15 of Schedule 2.

“Transfer Agent” means Registrar and Transfer Company, or such other agent or agents of the Corporation as may be designated by the Board or their designee from time to time as the transfer agent, registrar and Dividend disbursing agent for the Series A Preferred Stock.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

[Appendix – Definitions - 17]

EXHIBIT A

Lost Certificate Affidavit

The undersigned hereby certifies under penalty of perjury and agrees that:

1.
the undersigned is the holder of the following certificate (the “Lost Certificate”) representing shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), of IMH Financial Corporation (the “Corporation”) immediately prior to the conversion of such shares into shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”);

Series A Preferred Stock Certificate Number	Number of shares of Series A Preferred Stock Represented by Such Certificate

2.	the Lost Certificate has been lost, stolen or destroyed and cannot now be produced;

3.	the undersigned has made, or caused to be made, a diligent search for the Lost Certificate and has been unable to find or recover such Lost Certificate;

4.
the undersigned is the unconditional sole owner of the Lost Certificate, and the Lost Certificate and any rights of the undersigned in the Lost Certificate have not, in whole or in part, been sold, endorsed, assigned, transferred, hypothecated, pledged or otherwise disposed of, and no contract to undertake any of the foregoing has been entered, and no person, firm, corporation or other entity, other than the undersigned, has any right, title, claim, equity or interest, or power of attorney in, to, or respecting such Lost Certificate or the proceeds thereof;

5.
the undersigned is making this affidavit for the purpose of inducing the Corporation to (i) deliver to the undersigned a new certificate (the “New Certificate”) evidencing ownership of the Common Stock to be issued to the undersigned pursuant to the conversion of the Series A Preferred Stock into Common Stock or (ii) redeem the Series A Preferred Stock;

6.
the undersigned will immediately and without consideration return the Lost Certificate to the Corporation should it at any time hereafter come into the hands, custody or power of the undersigned or any other person or entity over which the undersigned has control; and

[Exhibit A – Lost Certificate Affidavit]

7.
to the fullest extent permitted by law, the undersigned will indemnify, protect and hold harmless the Corporation, its successors and assigns and their respective Affiliates, and their respective, officers, agents, attorneys, directors, transfer agents, registrars, trustees and depositories and any of their respective successors or assigns (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions, losses, liabilities, damages and suits (whether groundless or otherwise), and costs and expenses of every nature and character (including counsel fees and expenses of litigation), as the same may arise out of or be made against or be incurred by any of the Indemnified Parties, or to which any of the Indemnified Parties may be subjected, or which any of the Indemnified Parties may sustain, relating to, arising out of or in connection with (i) the Corporation’s issuance of the New Certificate or (ii) any person or entity who may present the Lost Certificate stated to have been lost, stolen or destroyed as described above or by reason of any person or entity, other than the undersigned, claiming ownership of, or any right to or interest in, the Lost Certificate or any or all of the Series A Preferred Stock represented by such Lost Certificate.

In addition, the undersigned understands that the Corporation may require  that the undersigned post a customary bond in connection with a lost, stolen or destroyed certificate that cannot be produced.

IN WITNESS WHEREOF, the undersigned has executed this instrument on ___________, ____ 20__.

[Name of Holder]

By:
Name:
Title:

STATE OF     __________________)
COUNTY OF  __________________), SS:

I HEREBY CERTIFY, that on this __ day of ___________, 20__, before me, a Notary Public of the State of ________________, personally appeared __________________, known (or satisfactorily proven) to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged that such person executed the same on behalf of [insert company name] for the purposes therein contained, and in my presence signed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

[Appendix - Definitions]

EXHIBIT B

Exchange Form

Description of shares of Series A Preferred Stock
To Be Exchanged For Common Stock

Name(s) and Address(es) of Registered Holder	Series A Preferred Stock Certificate Number	Number of Series A Preferred Stock Shares Represented by the Series A Preferred Stock Certificate

The undersigned, being the registered holder of the Series A Preferred Stock listed above, hereby authorizes and directs the Corporation to cancel the Series A Preferred Stock certificates listed above and issue certificates representing the applicable number of shares of Common Stock to the undersigned pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock of IMH Financial Corporation.

[Name of Holder]

By:
Name:
Title:

[Exhibit B- Exchange Form]

EXHIBIT C

Form of Series A Preferred Stock Certificate

[Exhibit C – Form of Series A Preferred Stock Certificate]

IMH FINANCIAL CORPORATION
A DELAWARE CORPORATION

This Certifies that ______________________ is the registered holder of _________ Shares of IMH FINANCIAL CORPORATION’S (the “Corporation”) SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK (“Series A Preferred Stock”) fully paid and non-assessable, transferable only on the books of the Corporation in person or by attorney, upon surrender of this Certificate properly endorsed.  The Series A Preferred Stock will automatically convert into the Corporation’s Common Stock upon the occurrence of certain events in accordance with the Corporation’s certificate of designation for the Series A Preferred Stock, as amended from time to time.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized President and its corporate seal to be hereunto affixed this ___ day of __________, A.D., 2011.

Name:
Title:	President

[Exhibit C – Form of Series A Preferred Stock Certificate]

IMH Financial Corporation will furnish to any holder of Series A Preferred Stock upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Series A Preferred Stock and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and other qualifications and terms and conditions of redemption of such Series A Preferred Stock and the authority of the Board of Directors of the Corporation to set the relative rights and preferences of subsequent series of Series A Preferred Stock.  Provision to any Holder of a copy of the Certificate of Designation for the Series A Preferred Stock shall suffice for purposes of satisfying this obligation.

[Exhibit C – Form of Series A Preferred Stock Certificate]

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Capitalized terms used herein but not defined this Schedule shall have the same meaning as set forth in the Appendix attached to this Certificate of Designation.

The Corporation hereby represents and warrants that, except as Previously Disclosed or Approved, the statements contained in this Schedule 1 are true and correct as of the Series A Original Issue Date or, if applicable, as of another date set forth below:

Section 1.1       Corporation and Subsidiary Representations, Generally.

The Corporation and the Subsidiaries hereby represent and warrant that, except as Previously Disclosed or Approved, the statements contained in this Schedule 1 are true and correct as of the Series A Original Issue Date:

1.1.1      Organization.  The Corporation and the Subsidiaries are duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and the Corporation and the Subsidiaries have taken all necessary action to authorize the execution, delivery and performance of the Security Documents by it.  To the Corporation’s actual knowledge, the Corporation and the Subsidiaries possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, other than those that would not have a Material Adverse Effect, and the sole business of the Corporation and the Subsidiaries is the ownership, management and operation of its respective Real Property.

1.1.2      Proceedings.  The Security Documents have been duly authorized, executed and delivered by the Corporation and the Subsidiaries and constitute a legal, valid and binding obligation of the Corporation and the Subsidiaries, enforceable against the Corporation and the Subsidiaries in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) other than those that would not have a Material Adverse Effect.

1.1.3      No Conflicts.  Except as Previously Disclosed or Approved, the execution and delivery of the Security Documents by the Corporation and the Subsidiaries and the performance of their respective obligations thereunder will not conflict with any provision of any law or regulation to which the Corporation and the Subsidiaries is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Corporation’s or the Subsidiaries’ organizational documents or any agreement or instrument to which the Corporation or the Subsidiaries is a party or by which it is bound, or any order or decree applicable to the Corporation or the Subsidiaries, or result in the creation or imposition of any Lien on any of the Corporation’s or the Subsidiaries’ assets or property (other than pursuant to the Security Documents).

[Schedule 1 - 1]

1.1.4      Litigation.  Except as Previously Disclosed or Approved, there is no action, suit, proceeding or investigation pending or, to the actual knowledge of the Corporation, threatened against the Corporation or the Subsidiaries, the Manager or any Real Property in any court or by or before any other Governmental Authority which, if adversely determined, might reasonably be expected to result in a Material Adverse Event.

1.1.5      Consents.  Except as Previously Disclosed or Approved, no consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by the Corporation or the Subsidiaries of, or compliance by the Corporation or the Subsidiaries with, the Security Documents or the consummation of the transactions contemplated thereby, other than those which have been obtained by the Corporation or the Subsidiaries.

1.1.6      Title to Property.  Except as Previously Disclosed or Approved, the Corporation and the Subsidiaries have good, marketable and insurable fee simple title to the Real Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, binding, enforceable, exclusive, perfected, first priority Lien on the Corporation’s or the Subsidiaries interest in such Real Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances.  Except as Previously Disclosed or Approved, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Real Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgages.  None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages, (b) result in a Material Adverse Event in relation to the value of any Individual Property, (c) impair the use or operations of any Individual Property (as currently used), or (d) impair the Corporation’s and the Subsidiaries’ ability to pay its Obligations in a timely manner.

1.1.7      ERISA

(a)           No Plan Assets.  Except as Previously Disclosed or Approved, as of the Series A Original Issue Date and at all times that any shares of Series A Preferred Stock is outstanding (i) neither the Corporation nor any of the Subsidiaries sponsors, is obligated to, contribute to, or is itself and will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or 4975 of the Code, (ii) none of the assets of the Corporation and the Subsidiaries constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) neither the Corporation nor any of the Subsidiaries will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and  transactions by or with the Corporation and the Subsidiaries are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the exercise by the Lead Investor of any of its rights under the Security Documents.

[Schedule 1 - 2]

(b)           No Prohibited Transaction.  In furtherance of Section 1.1.7(a) above, the transactions contemplated by the Security Documents do not constitute a “non-exempted prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Code that will subject the Lead Investor to any tax, penalty, damages or any other claim or relief under ERISA or the Code or applicable similar laws.

1.1.8      Financial Information.  To the Corporation’s actual knowledge, all financial statements filed with the SEC, including the statements of cash flow and income and operating expense, that have been made available to the Lead Investor (a) are true, complete and correct in all material respects as of the Series A Original Issue Date, (b) accurately represent the financial condition of the Real Property or the party that is the subject thereof as of the Series A Original Issue Date or, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein; provided, however, for the avoidance of doubt, none of the foregoing shall apply to any budgets, pro formas or any other unaudited financial statements or data.  Except as Previously Disclosed or Approved or except as referred to or reflected in the Corporation’s financial statements, as of the Series A Original Issue Date neither the Corporation nor any Subsidiary has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Corporation and the Subsidiaries and can reasonably be expected to result in a Material Adverse Event on any Real Property or the ownership, management or operation thereof.  Since the date of the financial statements, except as set forth in the Form 10-K for the year ended 2010, (x) there has been no Material Adverse Event in relation to the financial condition, operations or business of the Corporation and the Subsidiaries or Real Property from that set forth in said financial statements and (y) no assets or properties reflected on such financial statements has been sold, transferred, assigned, mortgaged, pledged or encumbered except as Previously Disclosed or Approved.

1.1.9      Enforceability.  The Security Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Corporation and the Subsidiaries, including the defense of usury, nor would the operation of any of the terms of the Security Documents, or the exercise of any right thereunder, render the Security Documents unenforceable, and neither the Corporation nor any Subsidiary has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

1.1.10    Tax Filings.  To the extent required, the Corporation and the Subsidiaries have filed (or have obtained effective extensions for filing upon payment of all amounts necessary and sufficient therefor) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by the Corporation and the Subsidiaries.  The Corporation’s and the Subsidiaries’ tax returns (if any) properly reflect, in all material respects, the income and taxes of the Corporation and the Subsidiaries for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.  There are no pending assessments or adjustments of the Corporation’s and the Subsidiaries’ income tax payable with respect to any year (i) to the Corporation’s and Subsidiaries’ knowledge or (ii) of which the Corporation and the Subsidiaries have been notified in writing.

[Schedule 1 - 3]

1.1.11    Solvency.  The Corporation and the Subsidiaries (i) have not entered into the transaction or any Security Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in good faith in exchange for its obligations under the Security Documents.  The fair saleable value of each of the Corporation and the Subsidiaries assets is greater than each of the Corporation and the Subsidiaries probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  The Corporation’s and the Subsidiaries’ assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Except as Previously Disclosed or Approved, the Corporation and the Subsidiaries are solvent and able to pay its debts as they become due.  The Corporation and the Subsidiaries will not incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Corporation and the amounts to be payable on or in respect of the obligations of the Corporation).  No petition in bankruptcy has been filed against the Corporation, the Subsidiaries or any constituent Person of the Corporation and the Subsidiaries, and neither the Corporation and the Subsidiaries nor any constituent Person of the Corporation and the Subsidiaries has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  As of the Series A Original Issue Date, neither the Corporation nor the Subsidiaries nor any of their constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the Corporation’s or the Subsidiaries’ assets or properties, and the Corporation and the Subsidiaries have no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

1.1.12    ISDA Master Agreements.  Except as Previously Disclosed or Approved, neither the Corporation nor any Subsidiary is a party to any ISDA master agreement or any other swap or hedge agreement or similar arrangement.

1.1.13    Organizational Chart.  The organizational chart relating to the Corporation and the Subsidiaries and certain Affiliates and other parties as Previously Disclosed or Approved, is true, complete and correct on and as of the Series A Original Issue Date.  No Person other than those Persons Previously Disclosed or Approved have any ownership interest in, or right of control, directly or indirectly, in the Corporation or the Subsidiaries.

1.1.14    Organizational Status.  The Corporation’s exact legal name is:  IMH Financial Corporation.  The Corporation is a corporation and the jurisdiction in which the Corporation is organized is:  Delaware.  The Corporation’s Tax I.D. number is 81-0624254 and the Corporation’s Delaware Organizational I.D. number is 3658098.  Each Subsidiary’s legal name, organizational type, jurisdiction of organization or formation, as applicable, Tax I.D. number and Organizational I.D. number has been Previously Disclosed or Approved.

1.1.15    Bank Holding Company.  The Corporation and the Subsidiaries are not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

[Schedule 1 - 4]

1.1.16    FIRPTA.  The Corporation and the Subsidiaries are not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

1.1.17    Investment Company Act.  Neither the Corporation nor any of the Subsidiaries are (i) registered or required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

1.1.18    Fiscal Year.  Each fiscal year of the Corporation and the Subsidiaries commences on January 1.

1.1.19    No Financing.  Except as Previously Disclosed or Approved, neither the Corporation nor any of the Subsidiaries has borrowed any funds which have not heretofore been repaid in full.

1.1.20    Contracts.

(a)           Except as Previously Disclosed or Approved, the Corporation and the Subsidiaries has not entered into or is bound by, any Major Contract which continues in existence.

(b)           Except as Previously Disclosed or Approved, each of the Major Contracts is in full force and effect, there are no monetary or other defaults by the Corporation and the Subsidiaries thereunder and, to the actual knowledge of the Corporation and the Subsidiaries, there are no monetary or other defaults thereunder by any other party thereto.  Except as Previously Disclosed or Approved, the Corporation, the Subsidiaries, Manager or any other Person acting on the Corporation and the Subsidiaries’ behalf has not given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)           Except as Previously Disclosed or Approved, no Major Contract has as a party an Affiliate of the Corporation.  Except as Previously Disclosed or Approved, all fees and other compensation for services previously performed under the Management Agreements have been paid in full to the extent due and payable.

(d)           Except as Previously Disclosed or Approved, no Major Contract provides an indemnity to any party thereto (other than the Corporation and the Subsidiaries) for criminal acts, fraud, willful misconduct or gross negligence.

1.1.21    Full and Accurate Disclosure.  No statement of fact made by the Corporation or the Subsidiaries in the Security Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the Security Documents or therein not misleading.  There is no fact presently known to the Corporation or the Subsidiaries which has not been disclosed to the Lead Investor which materially adversely affects the Corporation or the Subsidiaries or might reasonably be expected to result in a Material Adverse Event.

[Schedule 1 - 5]

1.1.22    Obligations and Liabilities.  Except as Previously Disclosed or Approved, the Corporation and the Subsidiaries has no known material contingent liabilities.  Except as Previously Disclosed or Approved, the Corporation and the Subsidiaries, in the aggregate, do not have any Indebtedness in an amount greater than as Previously Disclosed or Approved.

1.1.23    No Default.  To the Corporation’s actual knowledge, no Default or Default Event exists as of the Series A Original Issue Date.

1.1.24    Additional Property.  All material assets owned by the Corporation and the Subsidiaries not otherwise identified have been Previously Disclosed or Approved.

Section 1.2       Conversion Representations.

1.2.1      Due Authorization.  The issuance of the shares of Series A Preferred Stock and the shares of Common Stock to be issued upon the conversion of the shares of Series A Preferred Stock (the “Conversion Shares”) have been duly authorized by all necessary corporate action.

1.2.2      Validly Issued. The shares of Series A Preferred Stock to be issued as of the Series A Original Issue Date and the Conversion Shares, if and when issued, will be validly issued, fully paid and non-assessable.

1.2.3      Capitalization of the Borrower.

(a)           Except as Previously Disclosed or Approved, since the Loan Date, there has been no change in the authorized capital stock of the Corporation except as contemplated by the employment and consultancy agreements with Key Personnel.

(b)           Except as Previously Disclosed or Approved, there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Corporation pursuant to any provision of law, the Corporation’s organizational documents or any contract, “shareholders’ rights plan”, “poison pill” or similar plan, arrangement or scheme to which the Corporation is a party.

(c)           All shares of the capital stock and other securities issued by the Corporation have been issued in transactions in accordance with applicable foreign, state and federal Laws and regulations governing the sale and purchase of securities.

1.2.4      No General Solicitation; Placement Agent’s Fees.  Neither the Corporation, nor any Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Promissory Note, the Series A Preferred Stock and the Conversion Shares (collectively, the “Securities”).  The Corporation shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby pursuant to written agreements between the Corporation or any Subsidiaries and such person; provided, however, for the avoidance of doubt, no such fees are due and payable by the Corporation (or any affiliate thereof) to the Lead Investor (or any affiliate thereof).  Neither the Corporation nor any Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities, and neither the Lead Investor or any affiliates thereof has engaged any placement agent or other agent in connection with the offer or sale of the Securities.

[Schedule 1 - 6]

1.2.5      No Integrated Offering.  None of the Corporation, the Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise.

1.2.6      Valid Issuance of Securities. Based in part upon and assuming the accuracy of the representations of the Lender in the Loan Agreement, the offering, sale and issuance of the Securities, including the issuance of shares of Series A Preferred Stock upon the Conversion and the issuance of the Conversion Shares (but excluding the issuance of the Notes and the issuance of Series A Preferred Stock upon conversion of the Notes and the issuance of Conversion Shares upon conversion of such Series A Preferred Stock), does not require registration under the Securities Act or applicable state securities and “blue sky” laws.  The Corporation has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws in connection with the Rights Offering and the Tender Offer.

1.2.7      SEC Reports  The Corporation has since its inception filed all required forms, reports and documents required to be filed by it (“SEC Reports”) with SEC when due (subject to permitted extensions) in accordance with the Securities Act and Exchange Act.  As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be.  As of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.2.8      No Consent or Approval Required.  Except as Previously Disclosed or Approved, no material consent, approval or authorization of, or declaration to or filing with, any Person is required by the Corporation for the valid issuance and delivery of the share of Series A Preferred Stock or the Conversion Shares, other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

1.2.9      Disclosure.  To the Corporation’s actual knowledge, except as Previously Disclosed or Approved, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition or results of operations of the Corporation that have not been set forth in the schedules to the Certificate of Designation, the SEC Reports (which shall include, without limitation, the Form 10-K for the year ended December 31, 2010) or other documents delivered to the Lead Investor or its attorneys or agents in connection herewith.  Neither the SEC Reports nor any of the schedules or exhibits to the Certificate of Designation contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained herein or therein taken as a whole, in light of the circumstances in which they were made, not misleading.

[Schedule 1 - 7]

Section 1.3     Survival of Representations.

The representations and warranties set forth in Sections 1.1 and 1.2 shall survive the issuance of the Series A Preferred Stock.

[Schedule 1 - 8]

SCHEDULE 2

OPERATING COVENANTS

The Corporation hereby covenants as follows:

2.1.1      Annual Budget; Financial Reporting.

(a)           The Corporation shall, and shall cause each Subsidiary to, submit to the Preferred Directors by November 1 of each year the Annual Budget for the succeeding Fiscal Year for the applicable Mortgage Loan and each Real Property.  The Preferred Directors shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld or delayed so long as no Default Event or Security Document Event of Default has occurred) and Annual Budgets approved by the Preferred Directors shall hereinafter be referred to as an “Approved Annual Budget”.  In the event that the Corporation and the Subsidiaries incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then the Corporation shall, and shall cause each applicable Subsidiary to, promptly deliver to the Preferred Directors a reasonably detailed explanation of such proposed Extraordinary Expense for the Preferred Directors’ approval, which shall not be unreasonably denied or delayed.  Until such time that any Annual Budget has been approved by the Preferred Directors, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by the Preferred Directors to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and any other applicable change and circumstance).  Neither the Corporation and the Subsidiaries nor any Manager shall change or modify the Annual Budget that has been approved by the Preferred Directors without the prior written consent of the Preferred Directors, in each instance, which approval shall not be unreasonably denied or delayed.

(b)           Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year (or, if later, within the extended filing period permitted by Rule 12b-25 under the Exchange Act), the Corporation shall, and shall cause each Subsidiary to, provide to the Lead Investor true and complete copies of its financial statements, which include a balance sheet, statement of income, statement of cash flows, and statements of shareholders equity prepared in conformity with GAAP. All such financial statements shall be audited by a nationally recognized accounting firm reasonably acceptable to the Lead Investor. All such financial statements shall include activity of the Corporation and each of the Subsidiaries prepared on a consolidated basis.  The Corporation will also provide to the Lead Investor a budget to actual variance analysis with summary explanations as to all material variances. Notwithstanding the foregoing, if the Corporation utilizes the extended filing period pursuant to the parenthetical in the first sentence of this Section 2.1.1(b), the Corporation shall provide the Lead Investor with a draft of the financial statements no later than ninety (90) days after the end of the fiscal year.  In addition, the Corporation shall, and shall cause each Subsidiary to, provide to the Lead Investor any additional financial information reasonably requested by the Lead Investor to the Corporation in writing. All financial information provided to the Lead Investor under this Section 2.1.1(b) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 2.1.1(g) signed by the Chief Financial Officer of the Corporation.

(c)           Monthly Financial Statements.  Within thirty (30) days after the end of each month, the Corporation shall, and shall cause each Subsidiary to, provide to the Lead Investor true and complete copies of its unaudited financial statements, which include a balance sheet, statement of income, statement of cash flows, and statements of shareholders equity prepared in conformity with GAAP.  All such unaudited financial statements shall include activity of the Corporation and the Subsidiaries prepared on a consolidated basis, and shall contain a certification that the Corporation is in material compliance with the terms of the Security Documents.  In addition, the Corporation shall, and shall cause each Subsidiary to, provide any additional financial information reasonably requested by the Lead Investor of the Corporation in writing. All financial information provided to the Lead Investor under this Section 2.1.1(c) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 2.1.1(g) signed by the Chief Financial Officer of the Corporation.

(d)           Other Monthly Reporting The Corporation shall, and shall cause each Subsidiary to, provide to the Lead Investor any other monthly reports as mutually agreed upon by the Corporation and the Lead Investor.

(e)           Additional Reporting. The Corporation shall, and shall cause each Subsidiary to, provide to the Lead Investor such further documents and information in its possession or control or reasonably obtainable by the Corporation, concerning its operations, properties, ownership, and finances (including of any Subsidiaries) as the Lead Investor shall reasonably request in writing of the Corporation at reasonable intervals provided that the scope of such requests shall not significantly disrupt the operations of the Corporation and the Subsidiaries.

(f)           GAAP. The Corporation shall, and shall cause each Subsidiary to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of financial statements in conformity with GAAP. All financial statements shall be prepared in accordance with GAAP, consistently applied, (except for changes required by GAAP).

(g)           Certifications of Financial Statements and other Documents; Compliance Certificate.  Together with the financial statements and other documents and information provided to the Lead Investor by or on behalf of the Corporation under this Schedule 2.1.1, the Corporation shall, and shall cause each Subsidiary to, deliver to the Lead Investor a certification, in form and substance reasonably acceptable to the Lead Investor executed on behalf of the Corporation by its Chief Executive Officer or Chief Financial Officer stating that, to such officer's actual knowledge, such financial statements are true and complete in all material respects and do not omit any material information without which the same might reasonably be misleading. In addition, where a Compliance Certificate is required in this Schedule 2, the Corporation shall, and shall cause each Subsidiary to, deliver a certificate to the Lead Investor stating that, to its actual knowledge, there does not exist any Default Event or Security Document Event of Default (or if any exists, specifying the same in reasonable detail).

(h)           Fiscal Year.  Each the Corporation and the Subsidiaries represents that its fiscal year ends on December 31 and agrees that it shall not change its fiscal year without prior written notice to the Lead Investor.

[Schedule 2 - 2]

(i)           Accountant’s Reports.  Promptly upon receipt thereof, the Corporation shall, and shall cause each Subsidiary to, deliver to the Lead Investor copies of all significant reports submitted by independent public accountants in connection with each annual, internal or special audit of the financial statements or other affairs of the Corporation and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with the annual audit.

(j)           Tax Returns.  Within thirty (30) days after filing, the Corporation shall, and shall cause each Subsidiary to, deliver to the Lead Investor a copy of all tax returns of the Corporation and each Subsidiary filed to both the federal and state governments.

(k)           Material Notices. The Corporation shall, and shall cause each Subsidiary to, promptly deliver, or cause to be delivered, to the Lead Investor copies of all notices of default given or received with respect to non-compliance related to any material Indebtedness of the Corporation and the Subsidiaries.

2.1.2      Expenses.  Without the prior written approval of the Preferred Directors, the Corporation shall not make any expenditure above the amounts permitted in the Approved Annual Budget.

2.1.3      Approval of Major Contracts.  Each of the Corporation and each Subsidiary, as applicable, shall be required to obtain the Preferred Directors’ prior written approval of any and all Major Contracts affecting the Real Property, any Mortgaged Property or any Mortgage Loan, which approval may be granted or withheld in the Preferred Directors’ sole and absolute discretion; provided, that, such Major Contracts may contain indemnification provisions so long as such Major Contracts are entered into in accordance with the Approved Annual Budget; provided, further, that such indemnification provisions shall be consistent and customary as the norm for that type of third party vendor.  Notwithstanding the foregoing, no Major Contract shall provide for any indemnity to any third party vendor for criminal acts, fraud, willful misconduct or gross negligence.  In furtherance of the foregoing, the Corporation shall, and shall cause each Subsidiary to, cause each Major Contract to contain a provision therein stating that no indemnity provided to any such third party vendor shall relieve any such third party vendor from any contractual obligation thereunder.

2.1.4      Insurance.  The Corporation shall, on behalf of itself and each Subsidiary (which shall be named as an additional insured), (a) maintain with financially sound, responsible and reputable insurers, insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies and in such types and amounts, including a fidelity bond and an errors and omissions policy in a minimum amount of $5,000,000 (with a deductible of no greater than $100,000) in form and with the coverages, with a company, and with respect to such individuals or groups of individuals, as shall satisfy prevailing requirements applicable to a qualified mortgage institution and otherwise as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, (b) with respect to the Mortgage Loans, maintain with financially sound, responsible and reputable title insurance companies, which are duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the title insurance business and to write the title insurance provided by the title insurance policy or binder issued by it, and approved as an insurer by the Lead Investor and (c) upon the Lead Investor’s request, furnish to the Lead Investor from time to time (i) a summary of its insurance coverage, in form and substance satisfactory to the Lead Investor, and (ii) copies of the applicable policies.

[Schedule 2 - 3]

2.1.5      Transfers of Interests; Asset Sales.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, in each instance, the Corporation and the Subsidiaries nor any other Person having a direct or indirect ownership or beneficial interest in the Corporation and the Subsidiaries shall, and the Corporation shall (i) not permit any Subsidiary to, and (ii) not permit any Subsidiary to permit any Mortgagor to, sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest in Infinet, any Collateral, any Mortgage Loan, any Mortgaged Property, any Real Property or any part thereof, any other asset of the Corporation or its Subsidiaries, or any interest, direct or indirect, in the Corporation and the Subsidiaries, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 2.1.5 shall be deemed to include (i) an installment sales agreement wherein the Corporation and the Subsidiaries agree to sell any Real Property or any part thereof for a price to be paid in installments; (ii) an agreement by the Corporation for the leasing of all or a substantial part of any Real Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, the Corporation and the Subsidiaries’ right, title and interest in and to any Leases or any Rents; (iii) if the Corporation and the Subsidiaries or any general partner, managing member or controlling shareholder of any such the Corporation and the Subsidiaries is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if the Corporation and the Subsidiaries or any general partner, managing member or controlling shareholder of any such the Corporation and the Subsidiaries is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in the Corporation and the Subsidiaries.  Notwithstanding any term to the contrary contained in this Certificate of Designation, and notwithstanding any consent of the Preferred Directors pursuant to the terms of this Section 2.1.5 with respect to a Transfer hereunder, if a Transfer made hereunder results in (i) an ownership change as determined pursuant to Section 382 of the Code, or (ii) an adverse effect on the value and utility of the built-in tax losses of the Corporation and the Subsidiaries, then any such Transfer shall be deemed to be in violation of the terms of this Certificate of Designation and shall be deemed to be void ab initio.

2.1.6      Liens.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any direct or indirect interest in the Corporation and the Subsidiaries or any portion of any Mortgage Loan, any Mortgaged Property or any Real Property, except for the Permitted Encumbrances.

[Schedule 2 - 4]

2.1.7      Dissolution, Mergers, Joint Ventures, etc.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to, (i) effect a Liquidation Event or a Deemed Liquidation Event, (ii) engage in any business activity not related to the ownership and operation of the Mortgage Loans, the Real Property, or Infinet, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of the Corporation and the Subsidiaries, (iv) cause, permit or suffer to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which the Corporation or any of the Subsidiaries would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the operating agreement of any Subsidiary, in each case without obtaining the prior consent of the Preferred Directors; or (v) enter into corporate acquisitions, partnerships, joint ventures or other business combinations or partnerships.

2.1.8      Change in Business.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to:

(a)           enter into any line of business other than the ownership and operation of the Real Property, the Mortgage Loans and Infinet and activities strictly incidental thereto;

(b)           change the current use of the Real Property in any material respect;

(c)           permit any Mortgagor to change the current use of any Mortgaged Property in any material respect.

2.1.9      Debt Cancellation.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to, cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to the Corporation or the Subsidiaries by any Person.

2.1.10    Affiliate Transactions.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, in each instance, in its sole and absolute discretion, the Corporation shall not, and shall not permit any Subsidiary to, enter into, or be a party to, any transaction with an Affiliate of the Corporation and the Subsidiaries or any of the partners, members or shareholders, as applicable, of the Corporation and the Subsidiaries.  Solely for purposes of this Section 2.1.10, the term “Affiliate” shall mean, as to any Person, any other Person that (a) owns directly or indirectly any equity interests in such Person, and/or (b) is in control of, is controlled by or is under common ownership or control with such Person, and/or (c) is a director or officer of such Person or of an Affiliate of such Person, and/or (d) is the spouse, issue or parent of such Person or of an Affiliate of such Person.  As used in the definition of Affiliate in this Section 2.1.10, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

2.1.11    Assets.  The Corporation shall not, and shall not permit any Subsidiary to, purchase or own any property other than Infinet, the Real Property, the Mortgage Loans and any property necessary or incidental for the operation or administration thereof. Notwithstanding the foregoing, upon the prior written approval of the Preferred Directors in each instance, the Corporation and the Subsidiaries may acquire Investments.

[Schedule 2 - 5]

2.1.12    Bankruptcy.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation and the Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

2.1.13    Certificate of Incorporation and Bylaws.  In addition to the provisions of Section 5(c)(i) of the Certificate of Designation, without the prior written consent of the Preferred Directors, the Corporation shall not amend, alter, waive or repeal any provision of the certificate of incorporation or bylaws of the Corporation (whether by merger or otherwise).

2.1.14    Dividends.  Unless specifically authorized by the Approved Annual Budget or as permitted by Section 3(a)(c) of this Certificate of Designation, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends on or make any other distribution in respect of any interest in it, (ii) make any capital contribution to or purchase, redeem, acquire or retire any securities in any Person (whether such interests are now or hereafter issued, outstanding or created), or (iii) cause or permit any reduction or retirement of the capital stock, partnership interests, membership interests of the Corporation and the Subsidiaries, as applicable.  Notwithstanding the foregoing, the Corporation shall be permitted to apply the Corporation’s assets to the redemption or acquisition of any shares of Common Stock held by employees, advisors, officers, directors, consultants and service providers of the Corporation on terms approved by the Board.

2.1.15    Key Personnel.  Except as otherwise permitted in this Certificate of Designation, so long as any portion of the Obligations remains outstanding, the Corporation shall not, and shall not permit any Subsidiary to, terminate any Key Personnel, or otherwise enter into, terminate, amend or approve the employment of any other member of the management of the Corporation and the Subsidiaries, any consultant or other advisors unless such employment shall be in accordance with an Approved Annual Budget.  In the event of any such termination permitted pursuant to this Section 2.1.15, or if any of the Key Personnel become unavailable to perform services for the Corporation by reason of death, incapacity or by reason of any such Key Personnel terminating employment with the Corporation or for reasons otherwise beyond the control of the Corporation (including, without limitation, for Cause), then the Corporation shall deliver written notice to the Preferred Directors thereof, and the Corporation shall not, and shall not permit any Subsidiary to, replace any such terminated position without the prior written consent of the Preferred Directors, which consent shall not be unreasonably withheld or delayed.

[Schedule 2 - 6]

2.1.16    Litigation.  Except as circumscribed in Section 2.1.17, the Corporation shall not, and shall not permit any Subsidiary to, commence or settle one or more claims, demands, causes of action, litigation or proceedings wherein the amount in question is in excess of the sum of ten million and five hundred thousand dollars ($10,500,000) (after application of any insurance proceeds), individually or in the aggregate.

2.1.17    Mortgage Loans.  Unless specifically authorized by the Approved Annual Budget, without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit and Subsidiary to, (i) settle any lawsuits in connection with any Mortgage Loan, (ii) make any material advances on any loans to any Mortgagor or any other Person in connection with any Mortgage Loan, (iii) consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to any Mortgage Loan or other agreement or instrument relating to any Mortgage Loan, or (iv) permit any Mortgagor or any other Person to initiate or consent to any zoning reclassification of any portion of any Mortgaged Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Mortgaged Property in any manner that might result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

2.1.18    Consultancy Agreement.  Without the prior written consent of the Preferred Directors, not to be unreasonably withheld or delayed, the Corporation shall not terminate the written Consultancy Agreement; provided, that the Preferred Director’s prior written consent shall not be required if (i) such termination by the Corporation shall be for Cause and (ii) the Corporation shall replace the Consultant with a Person, in the Preferred Director’s reasonable judgment, providing comparable competency, experience and services to those of the Consultant at rates and terms reasonably comparable to, or more favorable to the Corporation than, those of the Consultant.

2.1.19    Mortgage Loan Consents.  Except as otherwise permitted in this Certificate of Designation or the Approved Annual Budget, whenever the Corporation and the Subsidiaries possesses any right to grant consent or approval under any material term of any Mortgage Loan Document, such the Corporation and the Subsidiaries shall not provide such consent or approval without the prior written consent of the Preferred Directors, in their sole and absolute discretion.

2.1.20    Other Obligations and Liabilities.  Except as Previously Disclosed or Approved, no the Corporation and the Subsidiaries has any known contingent liabilities.  The Corporation and the Subsidiaries, in the aggregate, do not have any Indebtedness in an amount greater than as Previously Disclosed or Approved (the “Additional Indebtedness”).   So long as the Obligations remain outstanding, none of the Corporation and the Subsidiaries, taken as a whole, shall incur any additional Indebtedness other than (i) the Additional Indebtedness (ii) Indebtedness up to $10,000,000 arising from the Rights Offering, (iii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight drafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness as described in this subsection (iii) is extinguished within five (5) calendar day of incurrence thereof; and (iv) a Permissible Credit Facility.

[Schedule 2 - 7]

2.1.21    Permissible Credit Facilities.  So long as the Corporation and the Subsidiaries in the aggregate maintain a Pledged Asset Coverage Value equal to at least $250,000,000 and so long as all of the Borrowing Conditions are satisfied on any Determination Date (it being a Default Event if Corporation and the Subsidiaries in the aggregate fail to continue to satisfy the Borrowing Conditions on any such Determination Date), the Corporation may borrow funds under one or more lines of credit from an institutional lender (a “Permissible Credit Facility”); provided, however, that if such Permissible Credit Facility is a secured credit facility, it may only be secured by the Corporation’s mortgage and loan receivables and real estate assets, other than the Mezzanine Equity Collateral (the “Pledged Assets”)

2.1.22    Convertible Options.  Other than the Indebtedness created pursuant to the Security Documents or specifically authorized by the Approved Annual Budget, without the consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to create, or authorize the creation of, or issue, or authorize the issuance of, any indebtedness or debt security convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or assets superior to or on a parity with that of the Series A Preferred Stock, or permit any subsidiary to take any such action with respect to any debt security.

2.1.23    Issuance of Stock.  Subject to the provisions of Section 2 of the Certificate of Designation, upon the prior written consent of Preferred Directors, not to be unreasonably withheld or delayed, the Corporation and the Subsidiaries may issue equity or Common Stock in the ordinary course of its business; provided, however, that notwithstanding the foregoing, the Corporation may issue (i) up to an aggregate of $7,500,000 worth of shares of Common Stock without the consent of the Preferred Directors but only if the Board has adopted a resolution that such issuance is required in order to permit the Corporation to have sufficient liquidity to pay debt service or Dividends due within the succeeding 12 month period and (ii) Exempted Securities (other than with respect to clause (v) of the definition of “Exempted Securities” with respect to which issuance must be in accordance with an Approved Annual Budget).

2.1.24    Reclassification of Common Stock. Without the prior written consent of the Preferred Directors, the Corporation shall not reclassify any class or series of Common Stock into shares with a preference or priority as to dividends or assets superior to or on a parity with the Series A Preferred Stock;

2.1.25    No Board Committee.  Without the prior written consent of the Preferred Directors, the Corporation shall not, and shall not permit any Subsidiary to establish any Board committee (other than a compensation committee, an audit committee and a nominating and corporate governance committee or any other committee in the ordinary course of business.

2.1.26    Auditors.  Without the prior written consent of the Preferred Directors, in their sole and absolute discretion, the Corporation shall not, and shall not permit any Subsidiary to, appoint or terminate the auditors of the Corporation or any the Subsidiary, or make any material change in the accounting policies or standards of the Corporation and the Subsidiaries.

[Schedule 2 - 8]

2.1.27    Stock Incentive Plans.  Without the prior written consent of the Preferred Directors, in their sole and absolute discretion, the Corporation shall not, and shall not permit any Subsidiary to, enter into, terminate or approve the terms of any stock incentive grant for any member of management of the Corporation or any Subsidiary, other than one million two hundred thousand (1,200,000) shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to the Corporation’s stock option plan or any other compensatory arrangement.

2.1.28    Side Car Investment Opportunities.  The Corporation shall provide to the Lead Investor the right, which the Lead Investor may exercise in its sole and absolute discretion, to invest on substantially the same terms as the Corporation in any or all of the unfunded amount of any equity investment opportunity that the Corporation does not wish, or is unable, to fund (either because such investment is too large or not within the Corporation’s investment parameter or otherwise).

[Schedule 2 - 9]